UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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INTEGRA BANK CORPORATION

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Integra Bank Corporation
21 S.E. Third Street
Evansville, Indiana 47708
812-464-9677
March 18, 2009
Dear Fellow Shareholder:
On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of Shareholders of Integra Bank Corporation. We will hold the meeting on Wednesday, April 15, 2009, in the Worthington Room of Integra Bank N.A., 21 S.E. Third Street, Evansville, Indiana. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and in the Proxy Statement.
Your vote is important. Two of the items being considered at the meeting are very important to the future of your company. We recently sold preferred shares and a warrant to purchase common stock to the U.S. Department of the Treasury under its Capital Purchase Program. We are asking you to approve an increase in the number of authorized shares of common stock and the issuance of the common stock upon exercise of the warrant issued to the Treasury Department.
Accordingly, whether or not you plan to attend the meeting, please vote your shares as soon as possible to ensure they are represented at the meeting. Please complete, sign, date and return the enclosed proxy card. If you hold shares of Integra Bank Corporation common stock directly in your name, you may also vote by telephone or through the Internet by following the instructions described on your proxy card.
As we have done in prior years, we have added additional information to the Form 10-K and are not distributing a separate report to shareholders. I encourage you to receive future Integra Bank Corporation proxy statements, annual reports and related materials electronically and help us save costs in producing and distributing these materials. If you wish to receive future shareholder materials electronically or via the Internet, please refer to the last two questions on page 4 of the proxy statement for further information.
We have provided space on the proxy card for comments. We urge you to use it to let us know your feelings about Integra Bank Corporation or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write to us directly.
Thank you for your continued interest and support of Integra Bank Corporation.
Sincerely,
Michael T. Vea
Chairman, President and Chief Executive Officer

INTEGRA BANK CORPORATION
21 S.E. Third Street
EVANSVILLE, INDIANA 47708

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 15, 2009

Time:	9:30 a.m. CT

Place:	Worthington Room Integra Bank N.A. 21 S.E. Third Street Evansville, Indiana 47708

Items of Business:	1. To elect nine directors, each to serve a term expiring at the 2010 Annual Meeting of Shareholders.

2. To approve an amendment to the articles of incorporation to increase the number of authorized shares of common stock from 29,000,000 to 129,000,000.

3. To approve the issuance of common stock upon exercise of the warrant issued to the Treasury Department under its Capital Purchase Program.

4. To vote on an advisory (non-binding) proposal concerning our executive compensation program.

5. To approve an amendment to the Integra Bank Corporation 2007 Equity Incentive Plan.

6. To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2009.

7. To transact such other business that may properly be brought before the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 19, 2009.

Voting by Proxy:
If you cannot attend the annual meeting in person, you may vote your shares by telephone or over the Internet no later than 10:59 p.m. CT on April 14, 2009, (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States.

By Order of the Board of Directors,

Martin M. Zorn Secretary
March 18, 2009
Important Notice Regarding the Availability of Proxy Materials
In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible Web site.
The notice of annual meeting of shareholders, proxy statement, form of proxy card and annual report on Form 10-K are available at www.proxyvote.com. You may obtain directions to the annual meeting by written request directed to Martin M. Zorn, Secretary or by telephone at 812-464-9677.

PROXY STATEMENT

INTEGRA BANK CORPORATION
21 S.E. THIRD STREET
EVANSVILLE, INDIANA 47708
PROXY STATEMENT
GENERAL INFORMATION
This proxy statement and accompanying proxy are being provided to shareholders on or about March 18, 2009, in connection with the solicitation by the Board of Directors of Integra Bank Corporation (“Integra,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2009 annual meeting of shareholders on Wednesday, April 15, 2009.
Questions and Answers About the Annual Meeting and Voting
Who may vote at the meeting?
You are entitled to vote at the meeting if you owned shares of our common stock as of the close of business on February 19, 2009, which is the record date for the meeting. As of that date, we had 20,744,856 shares of common stock outstanding.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 20,744,856 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our Bylaws, a quorum will be present if the holders of a majority of the outstanding shares of common stock, 10,372,429 shares, are present at the meeting, in person or by proxy.
What matters will be voted on at the meeting?
There are six matters to be considered at the meeting, as follows:
1.	Election of nine directors to serve until the 2010 annual meeting of shareholders;

2.	Approval of an amendment to the articles of incorporation to increase the number of authorized shares of common stock from 29,000,000 to 129,000,000;
3.	Approval of the issuance of shares of common stock upon exercise of the warrant issued to the Treasury Department under its Capital Purchase Program;

4.	Consideration of an advisory (non-binding) proposal on our executive compensation program;

5.	Approval of an amendment to the Integra Bank Corporation 2007 Equity Incentive Plan; and
6.	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2009.
Why is the Board asking us to approve Proposals 2 and 3?
As discussed in this proxy statement under “BACKGROUND OF PROPOSALS 2, 3 AND 4,” on pages 13 to 18, we recently issued to the U.S. Department of the Treasury under its Capital Purchase Program 83,586 shares of a new series of preferred shares and a warrant to purchase shares of our common stock. We do not currently have sufficient authorized shares to permit full exercise of the warrant. The increase in authorized shares would not only permit full exercise of the warrant, but also facilitate future capital-raising transactions, but there are no plans for such transactions at the present time. In addition, we are required to obtain prior shareholder approval of the issuance of the common stock upon exercise of the warrant under the rules of the Nasdaq Global Market, the exchange on which our common stock trades.

What happens if shareholders do not approve Proposals 2 and 3?
If Proposals 2 and 3 are not both approved at the meeting, there could be a dilutive effect on holders of our common stock due to the multiple reductions of the per share exercise price of the Treasury Warrant that would result. The per share exercise price of the warrant will be reduced every six months by $0.25 over an eighteen-month period for a total reduction of up to $0.76. At the end of this eighteen-month period, the Treasury Department could cause us to issue a replacement economic interest to it having a value equal to the warrant. To avoid these consequences, we intend to continue to seek to obtain shareholder approval until shareholder approval of Proposals 2 and 3 is obtained.
If Proposals 2 and 3 are approved, the equity ownership of existing shareholders will be diluted by the issuance of the common stock upon exercise of the Treasury Warrant. The 7,418,876 shares of common stock issuable upon exercise of the Treasury Warrant would represent approximately 26% of the total shares outstanding on the record date after giving effect to the exercise of the Treasury Warrant. In addition, the book value of the common stock will be diluted because the per share exercise price of the Treasury Warrant of $1.69 is likely to be less than the per share book value at the time of exercise. The per share book value of the common stock was $9.87 at December 31, 2008.
Why is the Board asking us to cast an advisory (non-binding) vote on executive compensation?
Proposal 4, commonly known as ‘say-on-pay” vote, provides shareholders with an opportunity to express their views on our executive compensation program by voting on an advisory (non-binding) proposal as required by the Capital Purchase Program.
Before voting on Proposal 4, shareholders are urged to read the “Compensation Discussion and Analysis” section on pages 29 to 36 and the tabular and narrative disclosures that follow on pages 37 to 50.
Why is the Board asking shareholders to approve an amendment to the 2007 equity incentive plan?
Proposal 5, if approved, would increase the number of shares of common stock that could be issued under the plan from 600,000 to 1,000,000 shares. Our participation in the Capital Purchase Program will require the Compensation Committee to review and revise our executive compensation program. The Board of Directors believes it is in our best interests and those of our shareholders to have the flexibility to create stock-based incentive compensation in the form of restricted shares of common stock subject to the limits of the Capital Purchase Program.
How are votes counted?
All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with your instructions. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal.

What vote is required to approve each proposal?

Impact of Abstentions and
Proposal	Vote Required	Broker Non-Votes, if any

1 – election of directors
The election of the director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the annual meeting. Broker non-votes and abstentions will not affect the determination of whether any nominee is elected. However, under our majority voting policy, any nominee who receives less than a majority vote in favor of his or her election is required to tender his or her resignation to the Board of Directors who will determine whether to accept it.
Abstentions and broker non-votes will not count as votes on the proposal and will not affect the outcome of the vote.

2 – amendment to articles of incorporation to increase the number of authorized shares of common stock	More votes must be cast FOR proposal than are cast AGAINST.	Abstentions and broker non-votes will not count as votes on the proposal and will not affect the outcome of the vote.

3 – approval of issuance of common stock upon exercise of Treasury Warrant	A majority of the total votes cast must vote FOR the proposal.	Abstentions on proposal will be considered as present, but not voting FOR. Accordingly, abstentions have the same effect as votes AGAINST. Broker non-votes will not affect the outcome.

4 – vote on advisory (non-binding) resolution on executive compensation	More votes must be cast FOR the proposal than are cast AGAINST.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

5 – amendment to 2007 Equity Incentive Plan	A majority of the total votes cast must vote FOR the proposal.	Abstentions on proposal will be considered as present, but not voting FOR. Accordingly, abstentions have the same effect as votes AGAINST. Broker non-votes will not affect the outcome.

6 – ratification of auditors	More votes must be cast FOR the proposal than are cast AGAINST.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
Can I vote my shares in person at the meeting?
If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you want to vote shares that you hold in street name at the meeting, you must request a proxy from your broker, bank or other nominee that holds your shares.

How does the Board recommend that I vote?
The Board of Directors recommends a vote:
•	FOR ALL of the nine nominees of the Board; and
•	FOR Proposals 2 through 6.
What if I do not specify how I want my shares voted?
The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instructions, the proxy will be voted:
•	FOR ALL of the election of the nine nominees of the Board; and
•	FOR Proposals 2 through 6.
Can I change my vote after submitting my proxy?
Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary prior to the exercise of the proxy or by voting in person at the meeting.
What happens if additional matters are presented at the annual meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxyholders, Martin M. Zorn and Roger M. Duncan will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our Bylaws.
How are voting results released?
The preliminary voting results will be announced at the meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009.
Who pays for the cost of proxy preparation and solicitation?
The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors. We will bear all costs associated with the solicitation. Employees may, without additional compensation, solicit proxies, either personally, by letter or by telephone. In addition, we have hired Georgeson Inc. to assist in the solicitation of proxies. We have retained Georgeson Inc. as proxy solicitor for a fee of $8,500 and will reimburse them for reasonable expenses related to the solicitation.
Can I receive future proxy statements and annual reports electronically?
Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also contact our Transfer Agent, Integra Bank Wealth Management Division, by calling (812) 464-9668 or toll-free at (877) 642-9664 or by writing: Integra Bank N.A., Trust Department, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.
Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?
No. Under the new “Notice and Access” rules of the Securities and Exchange Commission, many public companies are mailing a notice to their shareholders so they can provide proxy materials through the Internet this year. We have decided to use the “full set delivery” option and so are providing paper copies of proxy materials to all shareholders. Our proxy materials and Annual Report on Form 10-K are available at www.proxyvote.com. We may decide not to use the “full set delivery” option next year. If you prefer to receive future proxy materials by mail, you can indicate your preference by checking the appropriate box on the proxy card. Even if you do not check the box, you will still have the right to request a free set of proxy materials by mail.

Incorporation by Reference
To the extent this proxy statement has or will be specifically incorporated by reference into any filing we make under the Securities Act of 1933, or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Report of the Compensation Committee” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.
Other Matters
The Board of Directors is not aware of any other matters that may come before the meeting. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A copy of our 2008 annual report on Form 10-K (without exhibits) has been sent to shareholders. Exhibits to the 10-K will be made available upon request, except that we reserve the right to charge a reasonable administrative fee for copying and mailing costs.  Address all requests, in writing, for this document to Secretary, Integra Bank Corporation, 21 S.E. Third Street, P. O. Box 868, Evansville, Indiana 47705-0868. The annual report on Form 10-K can also be accessed through www.proxyvote.com.
Special Note Regarding Forward-Looking Statements
This proxy statement and the documents incorporated by reference into this proxy statement contain certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business and these statements are subject to risk and uncertainty. Forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, include those using words or phrases such as “believes,” “assumes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.
There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the head “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, including: (1) the adverse effects of the current recession in the markets in which we do business, including ongoing disruptions in the housing and credit markets; (2) changes in the interest rate environment that reduce net interest margin; (3) unanticipated additional charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) the impact of problems affecting issuers of investment securities we hold (6) changes and trends in capital markets; (7) competitive pressures among depository institutions that increase significantly; (8) effects of critical accounting policies and judgments; (9) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (10) legislative or regulatory changes or actions, or significant litigation that adversely affect us or our business; (11) ability to attract and retain key personnel; (12) ability to secure confidential information through the use of computer systems and telecommunications network; and (13) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity, and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL OWNERS
Principal Shareholders
The beneficial owner of common stock shown below is the only person known to us to be the beneficial owner of 5% or more of the outstanding voting securities of our common stock.

	Amount and Nature of	Percent of Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock
Dimensional Fund Advisors LP (1)	1,224,807	5.9%
Palisades West, Building One 630 Bee Cave Road Austin, TX 78746

(1)
Based solely on information provided by Dimensional Fund Advisors LP in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009. Dimensional Fund Advisors LP has sole voting power over 1,183,654 shares (or 5.8%) of our common stock and sole dispositive power over 1,224,807 shares (or 5.9%) of our common stock.

Security Ownership of Directors and Officers
The following table sets forth as of February 19, 2009, the number of shares of our common stock beneficially owned by the directors and nominees, the executive officers named in the Summary Compensation Table on page 37 (the “named executive officers”), and all directors and executive officers as a group. The nature of beneficial ownership, unless otherwise noted, represents sole voting and investment power.

	Amount and Nature of
	Common Stock
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Michael J. Alley	0		*
Sandra Clark Berry	531,110	(1)	2.6%
Roger M. Duncan	60,861	(2)	*
Robert L. Goocher	7,625		*
H. Ray Hoops	11,121	(3)	*
Thomas W. Miller	116,820	(4)	*
Arthur D. Pringle, III	250,742	(5)	1.2%
Bradley M. Stevens	213,887		1.0%
Richard M. Stivers	13,912	(6)	*
Robert W. Swan	8,731	(7)	*
Michael T. Vea	462,227	(8)	2.2%
Roger D. Watson	69,573	(9)	*
Daniel T. Wolfe	69,544		*
Martin M. Zorn	113,759	(10)	*

All directors and executive officers as a group (15 persons)	1,971,317	(11)	9.5%

*	Represents less than one percent of the shares of common stock outstanding as of February 19, 2009.

(1)
Includes 67,208 shares with sole voting and investment power; 1,718 shares with shared voting and investment power with spouse; and 462,184 shares with shared voting and investment power as attorney-in-fact for mother.

(2)
Includes 3,892 shares with sole voting and investment power; 4,802 shares with shared voting and investment power with spouse; and 52,167 shares that Mr. Duncan may acquire under currently exercisable stock options.

(3)	Includes 2,937 shares with sole voting and investment power and 8,184 shares with sole voting and investment power by spouse.

(4)	Mr. Miller has pledged 36,341 shares as security to unaffiliated lenders or brokers.

(5)	Mr. Pringle has pledged 99,495 shares as security to unaffiliated lenders or brokers.

(6)	Includes 3,407 shares with sole voting and investment power and 10,505 shares with shared voting and investment power with spouse.

(7)	Includes 2,863 shares with sole voting and investment power and 5,868 shares with shared voting and investment power with spouse.

(8)
Includes 52,624 shares with sole voting and investment power; 2,600 shares with shared voting and investment power with spouse; and 407,003 shares that Mr. Vea may acquire under currently exercisable stock options.

(9)
Includes 11,074 shares with sole voting and investment power; 5,166 shares acquired under the 401(k) Plan as of February 19, 2009; and 53,333 shares that Mr. Watson may acquire under currently exercisable stock options. Mr. Watson has pledged 2,084 shares as security to unaffiliated lenders or brokers.

(10)
Includes 11,008 shares with sole voting and investment power; 15,363 shares with shared voting and investment power with spouse; 1,335 shares acquired under the 401(k) Plan as of February 19, 2009; and 86,053 shares that Mr. Zorn may acquire under currently exercisable stock options. Mr. Zorn has pledged 15,363 shares as security to unaffiliated lenders or brokers.

(11)	Includes 620,033 shares that may be acquired under stock options and 153,283 pledged shares.
On February 27, 2009, we issued securities to the U.S. Department of the Treasury as part of its Capital Purchase Program. The table above does not reflect the ownership of the senior preferred shares issued to the Treasury Department because such securities are generally non-voting. The table also does not reflect the beneficial ownership of the warrant issued to the Treasury Department to purchase shares of common stock because the Treasury Department has agreed not to vote any of the shares of common stock it may acquire upon exercise of the warrant.
CORPORATE GOVERNANCE
Responsibility of the Board
The Board of Directors has the ultimate responsibility for managing our business. It does this by establishing broad corporate policies and supervising the overall performance of the company.
Corporate Governance Principles
We are committed to monitoring the effectiveness of policy and decision-making at both the Board and management level, with a view to enhancing shareholder value over the long term. The Board has established governance policies and structures, including the Corporate Governance Principles, intended to assist in meeting this commitment and comply with the requirements of the Securities and Exchange Commission and the Nasdaq Stock Market. The Nominating and Governance Committee periodically reviews and makes recommendations for modification of the Corporate Governance Principles to meet applicable legal requirements and “best practices” that continue to develop in the area of corporate governance. The current version of our Corporate Governance Principles may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section.
Strategic Discussion and Director Training
The Board of Directors holds a special meeting at least annually to focus on strategic issues and banking industry trends. During 2008, the directors held two such meetings. To assist directors in performing their responsibilities, directors are encouraged to attend seminars. During 2008, two non-employee directors attended training in such areas as governance and regulatory trends and audit-related matters. Dr. Hoops has been awarded a Certificate of Education from the NACD Corporate Directors Institute for completing its program and maintains that accreditation through continuing educational requirements. Members of the Board maintain a membership with a nationally recognized organization for corporate and bank directors.

Executive Sessions of Independent Directors
Our Corporate Governance Principles provide that non-employee directors intend to meet in executive session before or after every scheduled meeting of the Board, but at a minimum will meet in executive session at least twice per year. During 2008, the non-employee directors met eleven times in executive session. The purpose of the executive sessions is to develop a consensus on key issues and facilitate a free discussion and evaluation of proposals from management.
Presiding Independent Director
The Corporate Governance Principles provide that the non-employee directors may designate one of them to serve as a Presiding Independent Director. The responsibilities of the Presiding Independent Director include (1) chairing the executive sessions; (2) serving as the principal liaison between the non-employee directors and senior management; and (3) working with the Chairman of the Board to finalize information flow to the directors, the content of meeting agendas and proposed meeting schedules. If the Board chooses not to designate a Presiding Independent Director, the Chair of the Nominating and Governance Committee shall preside at executive sessions of non-management members of the Board.
Standards of Board Independence
The Board has adopted standards for director independence, which incorporate the definition of “independent” contained in the Nasdaq Stock Market listing rules. Based on the information furnished by the directors, the Board has affirmatively determined that all of the directors, with the exception of Mr. Vea and Mr. Stevens (who are full-time employees of the company), currently meet the definition of “independent”. All members of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee are independent directors. Our independence standards are contained in our Corporate Governance Principles, which may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section.
Code of Business Conduct and Ethics
The Board of Directors has approved a Code of Business Conduct and Ethics that applies to all of our directors and employees. The Audit Committee periodically reviews and makes recommendations for the modification of the Code of Business Conduct and Ethics. The current version of our code may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section. We will also either disclose on a Current Report on Form 8-K or post on our web site any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers.
Process for Determining Nominations for Election as Directors
The Nominating and Governance Committee, with the assistance of the Chairman of the Board, is responsible for screening and recommending possible nominees for director. The Nominating and Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include such factors as areas of expertise, ownership in the company, community service, other board experiences and geographic, occupational, gender, race and age diversity. The Nominating and Governance Committee has not paid any third party a fee to assist in the process of identifying or evaluating candidates. The Nominating and Governance Committee will consider candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation addressed to: Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Governance Committee as a nominee, must comply with the advance notice and eligibility requirements contained in Articles II, Section 9 of our Bylaws, a copy of which is available on request addressed to: Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868. We have not received any director candidates put forward by a shareholder or group of shareholders who beneficially own more than 5% of our common stock.

Michael J. Alley has been nominated for election as a director by the Board of Directors based upon the recommendation of the Nominating and Governance Committee. Mr. Alley has not previously served as one of our directors. His candidacy was not recommended by any of the following: any shareholder, non-management director, Mr. Vea or any other executive officer or third party search firm. We have not paid any fees to third parties to identify or evaluate potential nominees, including Mr. Alley.
Communication with Directors
The Board has implemented a process by which shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board or any director should send their communication to Integra Bank Corporation, Board of Directors, c/o Secretary, P.O. Box 868, Evansville, Indiana 47705-0868. The Board has instructed the Secretary to promptly forward all such communications to the addressees.
Conflicts of Interest Policy
On an annual basis, each director and executive officer completes a director and officer questionnaire, which discloses any transaction in which the director or executive officer or any member of his or her immediate family have a direct or indirect material interest. Pursuant to our Code of Business and Ethics and committee charters, the Audit Committee is charged with reviewing and approving any transactions between us and our directors or executive officers or their related persons other than loans and other transactions subject to Regulation O. The Credit and Risk Management Committee is responsible for ensuring that loans to directors and other transactions subject to Regulation O are made in compliance with applicable requirements. The supervisor of an employee is charged with reviewing any non-loan conflict of interest transactions involving any other employee.
Transactions with Related Persons
Our directors, officers, and their affiliates have transactions with Integra Bank N.A. or Integra Bank. These transactions consist of extensions of credit made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, those transactions do not involve more than a normal risk of being collectible or present other unfavorable terms.
MEETINGS AND COMMITTEES OF THE BOARD
Meetings
The Board meets on a regularly scheduled basis during the year to review significant developments and to act on those matters that require Board approval. It also holds special meetings when an important matter or required Board action arises between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.
During 2008, the Board of Directors held eleven meetings. Directors are expected to attend Board meetings and meetings of the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of the incumbent directors attended at least 92% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the annual meeting of shareholders. All directors attended the 2008 annual meeting of shareholders.

Committees
The Board of Directors has five principal standing committees – ALCO and Finance, Audit, Compensation, Credit and Risk Management, and Nominating and Governance. These are joint committees with the Board of Directors of Integra Bank, our principal subsidiary. A sixth committee, the Wealth Management Committee, is a committee of the Board of Directors of Integra Bank only. The charters for these committees may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section. The table below provides the current membership and meeting information for each of the committees of the Board of Directors of the Company and Integra Bank.

	ALCO and			Credit and Risk	Nominating and	Wealth
Name	Finance	Audit	Compensation	Management	Governance	Management
Sandra Clark Berry				X		Chair
Robert L. Goocher	Chair	X			X
H. Ray Hoops		X	X		Chair
Thomas W. Miller			X	Chair	X
Arthur D. Pringle	X		X			X
Bradley M. Stevens
Richard M. Stivers	X		Chair		X
Robert W. Swan (1)		Chair			X	X
Michael T. Vea
Daniel T. Wolfe	X	X		X
Meetings held in fiscal 2008	10	9	9	9	7	4

(1)	Audit Committee financial expert.
The following is a summary of the responsibilities of each committee.
ALCO and Finance Committee
The principal functions of the ALCO and Finance Committee are to assist the Boards of Directors in fulfilling their oversight responsibilities with regard to (1) asset and liability management; (2) capital and dividend planning; (3) liquidity adequacy; (4) budgeting and forecasting; and (5) contingency planning with respect to the foregoing.
Audit Committee
The principal functions of the Audit Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules, are to assist the Boards of Directors in monitoring (1) our accounting and financial reporting processes and the audits of our financial statements; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of our internal audit function; (4) the performance of the independent registered public accounting firm; and (5) compliance with legal and regulatory requirements. The Board of Directors has determined that each member is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and has designated Mr.  Swan as an “audit committee financial expert”. The Report of the Audit Committee begins on page 27 of this proxy statement.

Compensation Committee
The principal functions of the Compensation Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules, are to (1) determine and approve the compensation payable to our executive officers; (2) consider the Chief Executive Officer’s performance evaluation from the Nominating and Governance Committee in determining the Chief Executive Officer’s annual base salary; (3) evaluate the relationship between the performance of the company, the performance of our executive officers, and our compensation policies in determining the executive officers’ compensation; (4) provide reports for inclusion in our proxy statement; (5) review and discuss with management the Compensation Discussion and Analysis, or CD&A, and recommend its inclusion in our proxy statement; and (6) approve and administer our stock-based, profit-sharing and executive incentive compensation plans.
The Compensation Committee has the authority to engage a compensation consultant and other advisors. For more information on the committee’s activities and the consultant it has engaged, see the CD&A which begins on page 29 of this proxy statement.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as one of our former officers or employees.
Credit and Risk Management Committee
The principal functions of the Credit and Risk Management Committee are to (1) review and approve all policies with regard to loans and risk management; (2) make amendments to such policies; (3) recommend to the Board whether to approve extensions of credit to our directors and their affiliated companies and our executive officers (Regulation O); and (4) exercise all other powers of the Boards of Directors that may lawfully be delegated to it regarding loans and risk management.
Nominating and Governance Committee
The principal functions of the Nominating and Governance Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules are to (1) assist the Boards in identifying individuals qualified to become Board members and recommend nominees for election or appointment; (2) evaluate the performance of the Chief Executive Officer and determine and evaluate succession plans for the Chief Executive Officer; (3) develop and recommend changes to Corporate Governance Principles; (4) lead an annual self-evaluation and performance review; and (5) recommend members and chairs for each standing committee.
Wealth Management Committee
The principal functions of the Wealth Management Committee are to assist the Board of Directors of Integra Bank in fulfilling its oversight responsibilities of managing and supervising the fiduciary and insurance activities of Integra Bank.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, the owners of more than 10% of our common stock, and our executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Based solely on review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that all filing requirements under Section 16(a) of the Exchange Act by those required to file have been complied with.

PROPOSAL 1: ELECTION OF DIRECTORS
Current Board Structure
The Board of Directors has approved an increase in the number of directors from ten to eleven effective at the meeting. Our directors are the same persons who also serve as the directors of Integra Bank. We began phasing out our classified board structure in 2008. Nine persons will be elected at this meeting to serve a term ending at the 2010 annual meeting of shareholders. Two continuing directors are serving terms ending at the 2010 annual meeting. Beginning in 2010, all directors will be subject to annual election.
The nominees for election as directors are: Michael J. Alley, Sandra Clark Berry, Robert L. Goocher, Thomas W. Miller, Arthur D. Pringle, III, Bradley M. Stevens, Richard M. Stivers, Michael T. Vea and Daniel T. Wolfe. All nominees, except Mr. Alley, are currently serving as directors and all nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Governance Committee. The accompanying proxy will be voted “FOR ALL” the Board of Directors’ nominees, except where the vote is to “WITHHOLD AUTHORITY”. Should the nominees be unable to serve, the proxy will be voted for such persons as shall be designated by the Board of Directors.
Nominees for Election
MICHAEL J. ALLEY: Age 53, not currently a director. Since 2002, Mr. Alley has been the Chairman of the Board of Patriot Investments, LLC, a company founded by Mr. Alley which invests in and provides management and financial advisory services to businesses, real estate projects and early stage ventures.
SANDRA CLARK BERRY: Age 48, director since 2002. Ms. Berry is a Private Investor. She previously served as a Registered Nurse with Trover Foundation, a position she held from April 2001 until March 2004. Ms. Berry was the Executive Vice President, West Kentucky Bank from January 1999 until January 2001, and Cashier of West Kentucky Bank from January 1997 until December 1998. She served as Director of Webster Bancorp from January 1999 until January 2001, and as Secretary of Webster Bancorp from January 1997 until January 2001.
ROBERT L. GOOCHER: Age 58, director since 2008. Since 2002, Mr. Goocher has served as Vice President and Treasurer of Vectren Corporation, an energy holding company.
THOMAS W. MILLER: Age 60, director since 2002. Since 1999, Mr. Miller has served as President and Attorney, Miller, Griffin & Marks, P.S.C., a law firm. He joined the firm in 1974.
ARTHUR D. PRINGLE, III: Age 61, director since 2007. Since 1978, Mr. Pringle has served as Vice President and part owner of Bulkoa, Inc., a warehouse leasing company. Since 2003, he has served as Chairman and part owner of Precise Ambulance Service, LLC, an ambulance service. From 1994 until 2007, Mr. Pringle served as a director of Prairie Financial Corporation and its subsidiary which we acquired in 2007.
BRADLEY M. STEVENS: Age 67, director since 2007. Mr. Stevens is President and Chief Executive Officer – Chicago Region. From 1994 until 2007, Mr. Stevens served as President and Chief Executive Officer of Prairie Financial Corporation and its subsidiary which we acquired in 2007.
RICHARD M. STIVERS: Age 59, director since 2002. Mr. Stivers is Senior Vice President and Chief Financial Officer, Deaconess Health System, Inc., a health care organization. He has held these positions since 1988.
MICHAEL T. VEA: Age 50, director since 1999. Mr. Vea is Chairman of the Board, President and Chief Executive Officer of the company and Integra Bank. He has served as Chairman of the Board and Chief Executive Officer of the company since August 1999 and was named President of the company in January 2000. Mr. Vea previously served as President and Chief Executive Officer, Bank One, Cincinnati, Ohio, a position he held from 1995 until 1999.
DANIEL T. WOLFE: Age 50, director since 2002. Since 1980, Mr. Wolfe has served as Vice President, Chief Operating Officer and General Manager of Wolfe’s Terre Haute Auto Auction, an automobile auction company. He also serves as President, Chief Operating Officer and General Manager of Wolfe’s South Bend Auto Auction; Vice President, Wolfe’s Evansville Auto Auction; and President, El Lobo Inc., an automobile dealership.

Continuing Directors Whose Terms Expire at the 2010 Annual Meeting of Shareholders
DR. H. RAY HOOPS: Age 69, director since 1996. Dr. Hoops is President of University of Southern Indiana, a position he has held since 1994.
ROBERT W. SWAN: Age 61, director since 2001. Mr. Swan is a Private Investor. He retired as Senior Partner of Kemper CPA Group LLP, a public accounting firm, in 2006, a position he held since 1995.
The election of the director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the annual meeting. Broker non-votes and abstentions will not affect the determination of whether any nominee is elected. However, under our majority voting policy, any nominee who receives less than a majority vote in favor of his or her election is required to tender his or her resignation to the Board of Directors who will determine whether to accept it.
Abstentions and broker non-votes will not count as votes on the proposal and will not affect the outcome of the vote.
The Board of Directors recommends a vote FOR ALL of the nine persons nominated by the
Board for election as directors.
BACKGROUND OF PROPOSALS 2, 3 AND 4
Capital Purchase Program
General
The current prospects for continuing weak economic conditions, particularly in the financial and real estate sectors mandate that we take all reasonable steps to maintain capital levels that will position us to remain strong throughout the remainder of this economic cycle. For these reasons, we recently completed a financing transaction with the U.S. Department of the Treasury under its Troubled Asset Relief Program Capital Purchase Program, or Capital Purchase Program, established pursuant to the Emergency Economic Stabilization Act of 2008, or EESA. On February 27, 2009, the Treasury Department invested $83,586,000 in us in exchange for 83,586 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the Treasury Preferred Stock, and a warrant to purchase 7,418,876 shares of our common stock, or the Treasury Warrant, at an initial exercise price of $1.69 per share, subject to anti-dilution provisions and other certain adjustments.
We are seeking shareholder approval of Proposals 2 and 3, discussed in greater detail below, to permit full exercise of the Treasury Warrant. Currently, we do not have sufficient authorized but unissued shares of common stock to permit such exercise. In addition, because the number of shares of common stock and voting power that may be acquired upon exercise of the Treasury Warrant exceeded 19.9% of the number and voting power of the shares of common stock outstanding prior to issuance of the Treasury Warrant, we are also seeking shareholder approval of the issuance of the common stock upon exercise of the Treasury Warrant as required by the rules of the Nasdaq Global Market, the exchange on which our common stock trades.
As required by a recent change to the Capital Purchase Program, we are including Proposal 4, which allows shareholders to cast an advisory (non-binding) vote on our executive compensation program.

Description of the Capital Purchase Program
On October 14, 2008, the Treasury Department announced the creation of the Capital Purchase Program. This program encourages healthy U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, the Treasury Department purchases shares of senior preferred stock from qualifying banks, bank holding companies and other financial institutions. The senior preferred stock will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares which by their terms rank junior to any other existing preferred shares. The senior preferred stock will pay a cumulative dividend rate of 5 percent per annum for the first five years they are outstanding and thereafter at a rate of 9 percent per annum. The senior preferred stock will be non-voting, other than a contingent right to elect two directors in the event that dividends on the senior preferred stock are not paid for six quarters, and any voting rights required by law on matters that could adversely affect the shares. As recently modified by the American Recovery and Reinvestment Act of 2009, or ARRA, (also known as the stimulus bill), the shares of senior preferred stock are callable by the institution at any time, subject to prior consultation with the institution’s primary federal regulator, upon payment of 100 percent of issue price plus any accrued and unpaid dividends.
Publicly-held financial institutions that issue shares of senior preferred stock to the Treasury Department under the Capital Purchase Program are also required to issue a related warrant to purchase shares of the institution’s common stock with an aggregate market price equal to 15 percent of the senior preferred stock investment. The initial exercise price of the warrant is based on the average closing prices of the institution’s common stock over the 20 trading days ending on the last trading day prior to the date the institution’s application for participation in the Capital Purchase Program was preliminarily approved.
Under the Capital Purchase Program, eligible financial institutions can generally apply for an investment by the Treasury Department in an amount between 1% and 3% of the institution’s risk-weighted assets up to a maximum of $25 billion. We received preliminary approval of our application on February 19, 2009, for an investment in the amount of approximately $83.6 million. We closed the transaction on February 27, 2009. The following sections describe the securities we issued which are consistent with the general parameters of the program described in the prior two paragraphs. Shareholders can find a copy of the purchase agreement that we entered into and further information about the transaction in our Current Report on Form 8-K that we filed with the SEC on March 2, 2009.
Description of the Treasury Securities
The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Treasury Preferred Stock as contained in the Articles of Amendment relating to the Treasury Preferred Stock that we filed with the Indiana Secretary of State on February 25, 2009, and the terms and conditions of the Treasury Warrant. This summary does not purport to be a complete description of all of the terms of the securities. Shareholders are urged to read the Articles of Amendment relating to the Treasury Preferred Stock and the Treasury Warrant in their entirety, copies of which were filed as exhibits to our Current Report on Form 8-K filed March 2, 2009.
Terms of the Investment. In exchange for an investment of approximately $83.6 million, the Treasury Department purchased 83,586 shares of Treasury Preferred Stock, with a liquidation preference of $1,000 per share, and received the Treasury Warrant to purchase 7,418,876 shares of our common stock at an initial exercise price of $1.69 per share, subject to anti-dilution provisions and certain other adjustments. The common stock underlying the Treasury Warrant represents approximately 36% of our common outstanding shares on our record date.
Rank of Treasury Preferred Stock. The Treasury Preferred Stock will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares.
Dividends. The Treasury Preferred Stock will pay a cumulative dividend rate of 5% per annum for the first five years it is outstanding and thereafter at a rate of 9% per annum. The dividend will be payable quarterly in arrears.

Voting. The Treasury Preferred Stock is generally non-voting. The holders of the Treasury Preferred Stock have a contingent right to elect two directors if dividends on the Treasury Preferred Stock are not paid in full for six dividend periods, whether or not consecutive. The right to elect directors will end when all accrued but unpaid dividends for all past dividend periods on all outstanding shares of Treasury Preferred Stock has been declared and paid in full. In addition, the Treasury Preferred Stock will have any voting rights as required by law and class voting rights on certain matters that could adversely affect the shares and including:
•	any authorization or issuance of shares ranking senior to the Treasury Preferred Stock;
•	any amendment to the rights of the holders of the Treasury Preferred Stock; or
•	any merger, exchange or similar transaction which would adversely affect the rights of the Treasury Preferred Stock.
Redemption. Subject to prior consultation with our primary federal bank regulator, the Treasury Preferred Stock is callable by us at any time at par (100% of the liquidation preference of $1,000 per share) plus accrued and unpaid dividends. In the event that the Treasury Preferred Stock is fully redeemed, the Treasury Department will also liquidate the Treasury Warrant in accordance with applicable law and regulations.
Transfer. The Treasury Department may transfer the Treasury Preferred Stock to a third party at any time.
Treasury Stock Warrant. The Treasury Warrant allows the holder to purchase 7,418,876 shares of our common stock at an initial exercise price of $1.69 per share. If shareholders do not approve Proposals 2 and 3 by August 27, 2009, the exercise price of the Treasury Warrant will be reduced by fifteen percent (15%) to $1.44 per share, and will be further reduced by 15% of the initial exercise price at the end of each six-month period thereafter if shareholder approval has not been obtained, subject to a maximum reduction of $0.76 per share. If at the end of the eighteen-month period, shareholders have not approved Proposals 2 and 3, the Treasury Department may cause us to issue an alternative economic interest having the same value as the Treasury Warrant.
The initial exercise price of the Treasury Warrant, and the market price for determining the number of shares of common stock subject to the Treasury Warrant, were determined by the 20-trading-day trailing average prior to the date the Treasury Department preliminarily approved our application to participate in the Capital Purchase Program. The Treasury Warrant is subject to anti-dilution adjustments and has a 10-year term.
The Treasury Department has agreed not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the Treasury Warrant.
Registration Rights. We are required to file a “shelf” registration statement covering the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant with the SEC as promptly as practicable after the date of the investment and to take all action required to cause the shelf registration statement to be declared effective as soon as possible unless we are not eligible to file a registration statement on Form S-3. In that case, we will only be required to file the shelf registration statement upon request.
We also granted the Treasury Department “piggyback” registration rights for the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant, and we are required to take such other steps as may be reasonably requested to facilitate the transfer of the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant.
We will be required to list the common stock underlying the Treasury Warrant for trading on the Nasdaq Global Market and may, if requested by the Treasury Department, be required to apply for such listing for the Treasury Preferred Stock.
Executive Compensation. As a condition of participation in the Capital Purchase Program, we must comply with a number of requirements relating to our executive compensation and corporate governance during the period in which the Treasury Department holds securities issued under the Capital Purchase Program. These requirements are discussed in more detail under “Compensation Discussion and Analysis — Impact of Participation in the Capital Purchase Program”.

Restrictions on Dividends and Repurchases. For as long as any Treasury Preferred Stock remains outstanding, no dividends may be declared or paid on junior preferred stock, preferred stock ranking pari passu with the Treasury Preferred Stock, or common stock (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Treasury Preferred Stock), nor may we repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the Treasury Preferred Stock or common stock, unless all accrued and unpaid dividends for all past dividend periods on the Treasury Preferred Stock are fully paid.
In addition, the Treasury Department consent will be required for any increase in the per share dividend amount on our common stock until the third anniversary of the date of the Treasury Preferred Stock investment unless prior to such third anniversary, the Treasury Preferred Stock has been redeemed in whole or the Treasury Department has transferred all of the Treasury Preferred Stock to third parties.
The consent of the Treasury Department will be required for certain equity and trust preferred securities repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the Treasury Preferred Stock is redeemed in whole or the Treasury Department has transferred all of the Treasury Preferred Stock to third parties.
Consequences of Approval or Disapproval
If shareholder approval is received for Proposals 2 and 3, the holder of the Treasury Warrant will be able to exercise the warrant in full. This would result, if exercised in full, in the issuance of 7,418,876 shares of our common stock, based on the current per share exercise price of $1.69. If Proposals 2 and 3 are approved, the equity ownership of existing shareholders will be diluted by the issuance of the common stock upon exercise of the Treasury Warrant. The 7,418,876 shares of common stock issuable upon exercise of the Treasury Warrant would represent approximately 26% of the total shares outstanding on the record date after giving effect to the exercise of the Treasury Warrant. In addition, the book value of the common stock will be diluted because the per share exercise price of the Treasury Warrant of $1.69 is likely to be less than the per share book value at the time of exercise. The per share book value of the common stock was $9.87 at December 31, 2008.
If shareholder approval is not received on either Proposal 2 or Proposal 3, the Treasury Warrant will remain outstanding but unexercisable. We are required to continue to seek shareholder approval at future meetings of shareholders for these proposals. If shareholder approval of Proposals 2 and 3 is not received by August 27, 2009, the per share exercise price will be reduced by 15% with additional 15% reductions every six months thereafter up to a maximum reduction of $0.76. Moreover, if shareholder approval is not received by August 27, 2010, the Treasury Department may cause us to exchange all or a portion of the Treasury Warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion.
Use of Proceeds
We received $83.6 million in net proceeds from the transaction and repaid an $18.0 million loan from an unaffiliated lender. We expect to invest $45.6 million in short-term investment securities and repay $20.0 million of brokered certificates of deposit.
Pro Forma Financial Information
The following unaudited pro forma financial information for the fiscal year ended December 31, 2008, shows the effects of the securities issued to the Treasury Department. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating Proposals 2 and 3.
The pro forma financial information may change materially based upon the timing and utilization of the proceeds, as well as other factors including any subsequent changes in the market price of our common stock.
The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference into this proxy statement.

Integra Bank Corporation
Pro Forma Consolidated Statement of Financial Condition
(In thousands, except for per share data)
(unaudited)

	December 31,	Pro Forma		Pro Forma
	2008	Adjustments		December 31, 2008
ASSETS
Cash and cash equivalents	$62,773	$—		$62,773
Loans held for sale (at lower of cost or fair value)	5,776			5,776
Securities available for sale	561,739	45,586	(1)	607,325
Regulatory stock	29,155			29,155
Loans, net of unearned income	2,490,243			2,490,243
Less: Allowance for loan losses	(64,437)			(64,437)
Net loans	2,425,806	—		2,425,806
Premises and equipment	48,500			48,500
Other assets	223,351			223,351
TOTAL ASSETS	$3,357,100	$45,586		$3,402,686

LIABILITIES
Deposits	$2,340,192	$(20,000	)(1)	$2,320,192
Short-term borrowings	415,006			415,006
Long-term borrowings	360,917	(18,000	)(1)	342,917
Other liabilities	36,194	1,855	(2)	38,049
TOTAL LIABILITIES	3,152,309	(36,145)		3,116,164

SHAREHOLDERS’ EQUITY
Preferred stock — 1,000,000 shares authorized
None outstanding	—	83,586	(1)	83,586
Common stock — $1.00 stated value:
Shares authorized: 29,000,000
Shares outstanding: 20,748,880	20,749			20,749
Common stock warrants				—
Discount on preferred stock		(1,855	)(2)(3)	(1,855)
Additional paid-in capital	208,732			208,732
Retained earnings	(15,754)			(15,754)
Accumulated other comprehensive income (loss)	(8,936)			(8,936)

TOTAL SHAREHOLDERS’ EQUITY	204,791	81,731		286,522

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,357,100	$45,586		$3,402,686

(1)
Reflects the issuance of 83,586 shares of Fixed-Rate Cumulative Perpetual Preferred Stock, Series B to the Treasury Department as part of the Capital Purchase Program. Proceeds are assumed to be used to pay off a $18,000 note payable and $20,000 of brokered certificates of deposit, with the remainder of $45,586 initially invested in short-term GNMA residential mortgage backed securities, carrying a rate of 3.75%. The interest rates at December 31, 2008 of the $18,000 note payable and the $20,000 of brokered deposits were 2.78% and 4.28%, respectively.

(2)
The carrying value of the warrant to purchase common stock is determined based on the fair value at issue date using the Bloomberg warrant option valuation model, based on the residual approach. Under the residual approach, the initial carrying amount of the warrant liability is fair value, and the residual amount of the transaction price, or proceeds, is allocated to the preferred stock. The fair value of the warrant was calculated to be $0.25 per share based on the following assumptions: dividend yield of 4.0%; risk-free rate of 3.34%; expected life of 5 years, and volatility of 42.59%. The value of the Treasury Warrant is reflected as a liability because it is not expected that shareholder approval of the additional authorized shares necessary for the Treasury Warrant will be obtained until the quarter following issuance of the preferred shares. Changes in the value of the Treasury Warrant will be reflected in earnings until shareholder approval is obtained. At that point, the amount in other liabilities will be transferred to shareholder’s equity.

(3)
The discount on the Fixed-Rate Cumulative Perpetual Preferred Stock, Series B, is amortized over its estimated life of five years using the effective-yield method. The value of the preferred stock is the amount of cash received and was determined using the residual approach, as described in footnote (2).

Integra Bank Corporation
Pro Forma Consolidated Statement of Operations
(In thousands, except for per share data)
(unaudited)

				Pro Forma
	Year ended	Pro Forma		Year ended
	December 31, 2008	Adjustments		December 31, 2008

Interest income	$172,900	$1,709	(1)	$174,609
Interest expense	78,919	(1,453	)(1)	77,466

Net interest income	93,981	3,163		97,144
Provision for loan losses	65,784			65,784
Non-interest income	29,689			29,689
Non-interest expense	220,053		(4)	220,053

Income (Loss) before income taxes	(162,167)	3,163		(159,004)
Income taxes (benefit)	(51,292)	1,202	(1)	(50,090)

Net Income (Loss)	$(110,875)	1,961		(108,914)

Effective dividend on preferred stock		(4,511	)(2)	(4,511)

Net loss available to common shareholders		$(2,550)		$(113,425)

Earnings (loss) per share:
Basic	$(5.39)	$(0.12)		$(5.52)
Diluted	$(5.39)	$(0.12)		$(5.52)

Average shares:
Basic	20,557			20,557
Diluted	20,557		(3)	20,557

(1)
The funds received from the investment transaction are assumed to be used initially to pay off a note payable of $18,000 and brokered certificates of deposit of $20,000, with the remainder initially invested in short-term GNMA residential mortgage backed securities with a rate of 3.75%. An incremental combined federal and state tax rate of 38% was assumed. Subsequent deployment of the funds is anticipated, but the specific use and timing is uncertain.

(2)
Consists of dividends of $4,179 at a dividend rate of 5.00%, plus the accretion of the Treasury Preferred Stock over a five year amortization period. The discount is based on the value that is allocated to the Treasury Warrant upon issuance. The discount is accreted back to par value on an effective yield method over a five year term, which is the expected life of the Treasury Preferred Stock upon issuance.

(3)
The number of basic and diluted average shares outstanding for 2008 was 20,557. Based on the average stock price in 2008 of $9.99, the $1.69 Treasury Warrant would have increased diluted shares outstanding by 3,773 shares. These additional shares are not reflected in diluted shares outstanding because the 2008 net loss made them antidilutive.

(4)
The original warrant value has been recorded as a liability and changes in the warrant value will be reflected in earnings until the warrant qualifies for equity treatment. The direction and amounts recorded in the income statement in future periods as a result of changes in the warrant value will be largely dependent on changes in the Company’s stock price. Because we cannot predict the direction or amount of change in our stock price, the pro forma income statements include no amounts for change in warrant value.

PROPOSAL 2: AMENDMENT OF ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
On March 3, 2009, the Board of Directors adopted a resolution approving an amendment to our amended and restated articles of incorporation to increase the number of our authorized shares of common stock from 29,000,000 to 129,000,000 shares (and correspondingly, increase the total number of authorized shares of all classes of capital stock from 30,000,000 to 130,000,000 shares, which includes 1,000,000 authorized preferred shares). The Board determined that this amendment to the articles of incorporation is in our best interests and the interests of our shareholders and further directed that the proposed amendment be submitted for consideration by our shareholders at the meeting.
Approval of this Proposal 2 is a condition to the exercise of the Treasury Warrant into common stock in the event that the Treasury Department exercises its rights in this regard. As of the record date, we had 20,744,856 shares of common stock outstanding, with an additional 8,255,144 shares of common stock reserved for issuance. The primary purpose of Proposal 2 is, therefore, to enable us to issue the shares of common stock issuable upon exercise of the Treasury Warrant.
An additional purpose of Proposal 2 is to facilitate capital raising transactions we may conduct in the future. As explained above, the number of shares issuable upon exercise of the Treasury Warrant would be reduced by 50% if we raise $83.6 million or more from equity offerings prior to December 31, 2009. The absence of sufficient authorized shares of common stock could make raising additional capital more difficult because it would effectively limit the type of securities we could issue to non-convertible preferred shares.
As discussed above, the failure to approve either Proposal 2 or 3 will have a dilutive effect on holders of our common stock due to the multiple reductions of the per share exercise price of the Treasury Warrant that would result.
If the shareholders approve the amendment, we will amend Article V of our articles of incorporation to increase the number of authorized shares of all classes of stock and of common stock as described above. If this proposal is adopted by our shareholders, the first sentence of Section 1 of Article V of our articles of incorporation will be amended as follows (deletions are indicated by strikeout and additions are indicated by underline):
The total number of shares that the Corporation has authority to issue is ~~30,000,000~~130,000,000, consisting of ~~29,000,000~~129,000,000 Common Shares (“Common Shares”), and 1,000,000 Preferred Shares (“Preferred Shares”).
If the amendment is approved by our shareholders, the increase will become effective upon the filing of articles of amendment with the Indiana Secretary of State. We intend to file such articles of amendment shortly after the meeting if the shareholders approve this proposal.
The additional authorized shares of common stock not reserved for issuance for exercise of the Treasury Warrant will be available for general purposes, including capital raising transactions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any common stock except as described in this proxy statement and items for which we had previously reserved shares for issuance.

The increase in the authorized number of shares of common stock not reserved for issuance upon the exercise of the Treasury Warrant could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and Nasdaq rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some shareholders.
As discussed above, the failure to approve either Proposal 2 or 3 will have a dilutive effect on holders of our common stock due to the multiple reductions of the per share exercise price of the Treasury Warrant that would result.
If Proposals 2 and 3 are approved, the equity ownership of existing shareholders will be diluted by the issuance of the common stock upon exercise of the Treasury Warrant. The 7,418,876 shares of common stock issuable upon exercise of the Treasury Warrant would represent approximately 26% of the total shares outstanding on the record date after giving effect to the exercise of the Treasury Warrant. In addition, the book value of the common stock will be diluted because the per share exercise price of the Treasury Warrant of $1.69 is likely to be less than the per share book value at the time of exercise. The per share book value of the common stock was $9.87 at December 31, 2008.
Proposal 2 will be approved if more votes are cast FOR the proposal than are cast AGAINST it. The failure to vote, abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board of Directors recommends that shareholders vote FOR the amendment to
Article V of our Articles of Incorporation to increase the number of authorized shares of common stock from 29,000,000 shares to 129,000,000 shares
PROPOSAL 3: APPROVAL OF THE ISSUANCE OF COMMON STOCK
UPON EXERCISE OF THE WARRANT ISSUED TO THE TREASURY DEPARTMENT
On February 24, 2009, the Board of Directors adopted a resolution declaring it advisable and in our best interests and the interests of our shareholders to approve the issuance of our common stock upon exercise of the Treasury Warrant in the sole discretion of the holders thereof. The Board further directed that the proposed action be submitted for consideration to our shareholders at the meeting.
The purpose of Proposal 3 is to allow the full exercise of the Treasury Warrant in accordance with Rule 4350(i)(1)(D) of the Nasdaq Listing Requirements. This rule requires companies to obtain shareholder approval prior to any issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction other than a public offering at a price less than the greater of book or market value, if the common stock (upon issuance) equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance of such shares.
The proposed issuance of common stock upon exercise of the Treasury Warrant falls under this rule because the common stock issuable upon exercise of the Treasury Warrant, will exceed 20% of the number of shares of common stock and voting power outstanding before the Treasury Warrant was issued, and none of the exceptions to this rule were applicable to this transaction.
As discussed above, the failure to approve either Proposal 2 or 3 will have a dilutive effect on holders of our common stock due to the multiple reductions of the per share exercise price of the Treasury Warrant that would result.
If Proposals 2 and 3 are approved, the equity ownership of existing shareholders will be diluted by the issuance of the common stock upon exercise of the Treasury Warrant. The 7,418,876 shares of common stock issuable upon exercise of the Treasury Warrant would represent approximately 26% of the total shares outstanding on the record date after giving effect to the exercise of the Treasury Warrant. In addition, the book value of the common stock will be diluted because the per share exercise price of the Treasury Warrant of $1.69 is likely to be less than the per share book value at the time of exercise. The per share book value of the common stock was $9.87 at December 31, 2008.
Proposal 3 will be approved if a majority of the total votes cast are voted FOR the proposal. Abstentions have the same effect as a vote AGAINST. Broker non-votes will not affect the outcome of the vote on this proposal.
The Board of Directors recommends that shareholders vote FOR the approval of the issuance of common stock upon exercise of the Treasury Warrant.

PROPOSAL 4: ADVISORY (NON-BINDING) PROPOSAL ON EXECUTIVE
COMPENSATION
Participating financial institutions which have issued senior preferred shares and a related warrant to the Treasury Department under the Capital Purchase Program must permit a separate advisory (non-binding) vote on the compensation of such financial institution’s executive officers. The SEC has recently issued guidance that requires participants in the Capital Purchase Program to submit this proposal to shareholders annually for their approval of the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.
The Compensation Committee has taken a number of additional actions in response to current adverse economic conditions that have affected 2008 and 2009 executive compensation. Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement and the tables and narrative discussion that follow for a detailed discussion of our executive compensation program.
Proposal 4, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting on the following resolution:
“Resolved, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Company’s Proxy Statement for its 2009 Annual Meeting.”
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends a vote FOR approval of this resolution.
PROPOSAL 5: AMENDMENT OF 2007 EQUITY INCENTIVE PLAN
On December 20, 2006, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted the Integra Bank Corporation 2007 Equity Incentive Plan, which we refer to in this proxy statement as the Equity Plan. Our shareholders approved the Equity Plan on April 17, 2007.
On February 24, 2009, the Board of Directors adopted an amendment to the Equity Plan and directed that the amendment be submitted to shareholders for their consideration at the meeting. The amendment would: increase the number of shares of our common stock available for issuance under the Equity Plan from 600,000 shares to 1,000,000 and delete the 300,000 share limitation that currently applies to certain types of awards. On March 3, 2009, there were 135,889 shares available for issuance under the Equity Plan.
The principal reason that the Board is recommending that shareholders approve the amendment is that our participation in the Capital Purchase Program requires us to make a number of changes to our current compensation program to comply with the program’s restrictions, including restrictions which are complex and currently lack clarity. For as long as we participate in the Capital Purchase Program the only form of incentive compensation that could be established for senior executive officers to align their interests with shareholders are shares of restricted stock. Under the Equity Plan as of March 3, 2009, there were 63,332 shares available to be issued in the form of restricted stock. The changes to the Equity Plan will increase the flexibility of the Compensation Committee in revising our compensation programs in a way that fairly compensates employees without creating undue risk for our shareholders.
The closing sale price of our common stock on March 13, 2009 as quoted on the Nasdaq Global Market, was $1.67 per share.

Description of the Equity Plan as Amended
The following is a summary of the principal features of the Equity Plan as proposed to be amended. The summary is qualified in its entirety by reference to the complete text set forth as Exhibit A to this proxy statement. Shareholders are encouraged to read the Equity Plan in its entirety.
The purpose of the Equity Plan is to promote our long-term interests by providing a means of attracting, retaining and motivating qualified key employees and directors and aligning their interests more closely with our shareholders through opportunities for compensation that are determined in some measure by the value of our common stock.
The Equity Plan permits the awards in the form of stock options, stock appreciation rights settled in stock (SARs), restricted shares, performance shares and performance units. The Compensation Committee has discretion to: (1) to determine the officers, directors and key employees who will be granted awards; (2) designate the number of shares subject to each award; (3) determine the terms and conditions upon which awards will be granted; (4) prescribe the form and terms of award agreements; (6) establish procedures and regulations for administration of the Equity Plan; (6) interpret the Equity Plan; and (7) make all determinations necessary or advisable for the administration of the Equity Plan.
The Compensation Committee will select participants from those key employees and directors who, in the opinion of the committee, have the capacity for contributing in a substantial measure to our achievement of our long-term objectives. There are currently approximately 75 persons who may be considered for awards under the Equity Plan.
The total number of shares of our common stock that may be issued under the Equity Plan if the amendment is approved would increase from 600,000 shares to 1,000,000. No more than 100,000 shares may be issued in the form of incentive stock options. The amendment would also delete the current limitation that not more than 300,000 shares may be issued in the form of restricted shares, performance shares, performance units or SARs. The total number of shares which may be granted to any single participant during any one calendar year under all forms of awards may not exceed 200,000 shares. The source of the shares used may be authorized and unissued shares or shares acquired in our repurchase program or otherwise. The number of shares covered by an award will reduce the number of shares available for future awards. If an award expires, terminates, or is surrendered or canceled without having been exercised in full, or in the case of restricted shares, performance shares or performance units is forfeited, in whole or in part, those shares will be added back to the remaining available shares. Additionally, shares withheld or delivered to satisfy payment of the exercise price or any tax withholding obligation may be subject to new awards. With respect to SARs that have been awarded, but not yet settled, the number of available shares will be reduced by the number of outstanding, unsettled SARs. When settled, the number of available shares will be reduced only by the number of shares issued in settlement of the SARs.
The market value of a share of our common stock, for purposes of the Equity Plan, will be the closing sale price as reported by the Nasdaq Global Market on the date in question or, if not a trading day, on the last preceding trading date.

Performance Goals
The Compensation Committee may make any award under the Equity Plan subject to the achievement of one or more performance measures. This may permit the award to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and related regulations. Performance measures will be based on an objective formula or standard consisting of one or any combination of the following financial criteria:
•	Return on assets

•	Return on equity

•	Return on capital

•	Return on revenues

•	Cash return on tangible equity

•	Cash flow

•	Book value

•	Stock price performance

•	Earnings per share

•	Price earnings ratio

•	Net Income

•	Operating income

•	Efficiency ratio

•	Loan portfolio growth

•	Core deposit growth

•	Credit quality

•	Net interest margin

•	Non-interest income

•	Core earnings

•	Total shareholder return
Any of these financial criteria may be determined on a corporate, regional, departmental or divisional basis. They may be measured on an absolute or average basis, by changes to the financial criteria for a previous period or in comparison to a peer group of other Midwestern bank holding companies selected by the Compensation Committee. The Compensation Committee may amend or adjust the financial criteria or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in law or accounting except that any amendments or modifications must also comply with Section 162(m).
Types of Awards
Stock options represent rights to purchase a specified number of shares of our common stock at a designated exercise price for a specified exercise period. Stock options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code, must have an exercise price of not less than 100% (or, in the case of a holder of 10% or more of our common stock, 110%) of the market value of a share on the date of the grant. The aggregate market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000. The exercise price of options that do not qualify as incentive stock options (“non-qualified stock options”) will be not less than 100% of the fair market value of a share on the date of grant.
No stock option granted may be exercised more than ten years after the date of grant (or, in the case of incentive stock options granted to a holder of 10% of our voting stock, five years) or such shorter period as the Compensation Committee may determine.

Stock options will become exercisable in the manner and at the time or times specified by the Compensation Committee at the time of grant. Generally, if employment or service is terminated for any reason other than retirement, death, disability, or involuntary termination for cause, such options will expire three months after termination. In the event of involuntary termination for cause, the options will expire on the date of termination. If employment or service is terminated due to retirement, options that are vested may be exercised within thirty-six months. In the event of death or disability, options will become fully exercisable for one year, but in no event after the expiration date of the option. No incentive stock option may be exercised more than three months after termination (one year in the case of disability) for any reason other than death. If employment or service is terminated for cause, all stock options will terminate immediately and the Compensation Committee may require the participant to repay any gains realized from the exercise of stock options in the preceding 90 days.
The exercise price of a stock option and any amount sufficient to satisfy any tax withholding requirement must be paid in full at the time of exercise. The Compensation Committee may permit payment by tendering shares already owned or withholding shares issuable under the award. Except as required in connection with a change in capitalization or reorganization, no outstanding options may be repriced without the prior approval of the shareholders.
SARs represent the right to acquire in shares of our common stock the amount by which the fair market value of a share on the settlement date exceeds the market value of a share on the date of grant. The exercise price of any SAR will be not less than 100% of the market value of a share on the date of grant. No SAR may be exercised more than ten years after the date of grant. The provisions regarding the expiration of stock options upon termination of employment or service also apply to SARs.
Restricted shares represent shares of our common stock that are subject to forfeiture provisions and transfer restrictions. Pending the lapse of such provisions and restrictions, certificates representing restricted shares are held by us, but the grantee generally has all of the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.
While restricted shares are subject to forfeiture provisions and transfer restrictions for a period of time, there are no minimum or maximum durations for such provisions and restrictions. The Compensation Committee has the authority to accelerate or remove any or all of these forfeiture provisions and transfer restrictions. If employment is terminated for any reason other than death or disability prior to the lapse of the forfeiture provisions and transfer restrictions, the unvested portion of the restricted shares will be terminated and returned. In the event of death or disability prior to the expiration of the forfeiture provisions and transfer restrictions, the restricted shares will become fully vested.
Performance shares or units represent shares of common stock or units, as the case may be, that are subject to satisfaction of one or more performance goals. The applicable performance goals and all other terms and conditions of the award will be determined by the Compensation Committee. After an applicable performance goal or goals have been achieved, the grantee will be entitled to a payment of common stock, cash or a combination thereof. If employment is terminated prior to attaining the specified goals for any reason other than death or disability, all rights with respect to the award of performance shares or units will be forfeited. The Compensation Committee, in its sole discretion, may provide that, in the event of a grantee’s death or disability, the grantee will be entitled to a prorata payment with respect to such award.
Change of Control, Transfer and Termination
In the event of a tender offer or exchange offer for our common stock or if a “change in control” occurs, all option and SAR awards become exercisable in full, unless previously exercised or terminated. If the employment is involuntarily terminated within twelve months following a “change in control,” the forfeiture provisions and transfer restrictions applicable to restricted shares will lapse and the shares will become fully vested. If the employment is involuntarily terminated within twelve months following a “change in control,” the holder of performance shares or units will be entitled to a prorated payment with respect to such award to the same extent as if the employment is terminated due to death or disability.
Except as otherwise expressly provided by the Compensation Committee, awards granted under the Equity Plan may not be assigned, encumbered or transferred, other than by will or by the applicable laws of descent and distribution.
Unless previously terminated by the Board of Directors, the Equity Plan will terminate April 17, 2017. The Board may amend the Equity Plan at any time; however, shareholder approval shall be obtained to the extent necessary and desirable to comply with applicable laws or regulations.

Federal Income Tax Consequences
The following is a brief summary of the principal federal income tax consequences of awards under the Equity Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.
We will be entitled to a tax deduction for awards under the Equity Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Internal Revenue Code contains special rules regarding the deductibility of compensation paid to our CEO and to each of our other four most highly compensated executive officers (“Section 162(m) participants”). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m). The Equity Plan has been designed to permit the Compensation Committee to make awards which qualify as performance-based compensation. However, as long as we participate in the Capital Purchase Program, the limit on the deduction is $500,000 for any single senior executive officer.
A grantee who receives a non-qualified stock option does not recognize taxable income upon the grant of the option, and we will not be entitled to a tax deduction at that time. The grantee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the grantee subject to applicable withholding requirements. We are generally entitled to a tax deduction in an amount equal to the amount taxable to the grantee as ordinary income in the year the income is taxable to the grantee. Any appreciation in value after the time of exercise will be taxable to the grantee as capital gain and we will not be entitled to a deduction for the appreciation.
A grantee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and we will not be entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the grantee in the year of exercise. We will not be entitled to a deduction with respect to any item of tax preference.
A grantee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a “disqualifying disposition” (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the grantee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the grantee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the grantee as a long-term or short-term capital gain, depending on how long the option shares were held. We will generally be entitled to a deduction in computing our federal income taxes for the year of disposition in an amount equal to any amount taxable to the grantee as ordinary income.
A grantee who receives an award of SARs will not realize taxable income at the time of grant, and will not be entitled to a tax deduction at such time. On the date of settlement, grantee will realize ordinary income equal to the excess of the fair market value of the shares as of the settlement date over the fair market value on the date of grant and will be subject to applicable withholding taxes. We will be entitled to a corresponding tax deduction.
A grantee who receives a restricted stock award generally will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse, the grantee will recognize income, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We would then be entitled to a corresponding tax deduction. Dividends paid to the grantee during the restriction period will be compensation income to the grantee and deductible as such by us. The holder of restricted stock may elect to be taxed at the time of grant of the restricted stock award on the fair market value of the shares, in which case (1) we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the grantee during the restriction period will be taxable as dividends to him or her and not deductible by us and (3) there will be no further federal income tax consequences when the restrictions lapse.

A grantee who receives a performance share or unit award will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at such time. A grantee will realize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and we would then have a corresponding tax deduction.
The grant of awards under the Equity Plan is entirely within the discretion of the Compensation Committee. Accordingly, it is not possible to determine at this time the benefits or amounts that will be awarded under the Equity Plan.
Proposal 5 will be approved if a majority of the total votes cast are voted FOR the proposal. Abstentions have the same effect as a vote AGAINST. Broker non-votes will not affect the outcome of the vote on this proposal.
The Board of Directors recommends that shareholders vote FOR approval of the amendment to the Equity Plan.
Equity Compensation Plan Information
The following table gives information concerning the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2008:

					C
					Number of securities
					remaining available for
	A		B		future issuance under
	Number of securities to		Weighted-average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
	warrants and rights (1)		warrants and rights (1)		column A) (1)
Plan category	(#)		($)		(#)

Equity compensation plans approved by security holders (2)	1,415,433		20.53		125,615

Equity compensation plans not approved by security holders	31,500	(3)	25.83	(3)	0

Total	1,446,933		20.64		125,615

(1)	Adjusted to give effect to stock dividends.

(2)	Consists of the 1999 and the 2003 Stock Option plans and the Equity Plan.

(3)	Represents non-qualified options granted to Mr. Vea in 1999 under his employment contract.
PROPOSAL 6: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for 2009. The Board of Directors is submitting the appointment of Crowe Horwath for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of Crowe Horwath will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

Report of the Audit Committee
The Audit Committee is responsible for monitoring the integrity of the company’s consolidated financial statements, system of internal controls, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors and compliance with legal and regulatory requirements. We have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered public accounting firm. The Committee has three independent directors and operates under a written charter adopted by the Board.
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the company’s internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
We held nine meetings during fiscal 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the independent registered public accounting firm, Crowe Horwath LLP or Crowe Horwath.
We discussed with the company’s internal auditors and Crowe Horwath the overall scope and plans for their respective audits. We met with the internal auditors and Crowe Horwath, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. We reviewed and discussed the company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.
We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008, with management, the internal auditors and Crowe Horwath. We reviewed and discussed with management, the internal auditors and Crowe Horwath’s management’s annual report on the company’s internal control over financial reporting and Crowe Horwath’s attestation report. We also discussed with management, internal auditors and Crowe Horwath the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the Securities and Exchange Commission and the processes used to support management’s annual report on the company’s internal controls over financial reporting.
We also discussed with Crowe Horwath matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Committee has also received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and the Committee has discussed with Crowe Horwath the independence of that firm.
When considering Crowe Horwath’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company’s consolidated financial statements, reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. We also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Crowe Horwath. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, be included in the company’s annual report on Form 10-K. We appointed Crowe Horwath as the independent registered public accounting firm for the fiscal year ended December 31, 2009, and are presenting the selection to the shareholders for ratification.
Submitted by the Audit Committee: Robert W. Swan; Chair; Robert L. Goocher; Dr. H. Ray Hoops; and Daniel T. Wolfe.
Information Concerning Principal Accounting Firm
Table for Fees Paid
The following table sets forth the aggregate fees billed by Crowe Horwath for the years ended December 31, 2008 and December 31, 2007:

Fee Category	2008 Fees	2007 Fees

Audit Fees	$485,400	$482,730
Audit-Related Fees	0	13,500
Tax Fees	1,650	50,900
All Other Fees	0	0

Total Fees	$487,050	$547,130

Audit Fees. Consists of fees billed for professional services rendered for the audit of the consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements and are not reported under “Audit Fees”.
Tax Fees. Consists of fees billed for professional services related to sales and use tax matters.
All Other Fees. Consists of fees for review of information and other authorized and approved services other than the services reported above.
Pre-Approval Policies and Procedures
We have adopted pre-approval policies which require the Audit Committee or its designee, Mr. Swan, to pre-approve proposed non-audit services from Crowe Horwath. The Audit Committee may approve certain specific categories of services within a specific range of fees up to twelve months in advance. Any proposed services not included within the specific categories of pre-approval services or exceeding pre-approved cost levels or budgeted amounts require separate pre-approval by the Audit Committee.
Proposal 6 will be approved if more votes are cast FOR the proposal than are cast AGAINST it. The failure to vote, abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board of Directors recommends a vote FOR the ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for 2009.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the CD&A contained in this proxy statement with management. Based on our review and discussion with management, we recommended to the Board of Directors that the CD&A be included in our annual report on Form 10-K for the year ended December 31, 2008, and this proxy statement.
Submitted by the members of the Compensation Committee:
Richard M. Stivers, Chair; Dr. H. Ray Hoops; Thomas W. Miller; and Arthur D. Pringle, III.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Overview
The following discussion is intended to supplement the more detailed information concerning our executive compensation that appears in the tables and narrative discussion that follow. Our goal is to provide you with a better understanding of our compensation practices, including the compensation payable to the executive officers named in the Summary Compensation Table, or the named executive officers.
The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program. All principle elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report immediately precedes this discussion.
The past year proved to be the most challenging year in recent memory, not only for us, but for the entire global financial sector. There have been unprecedented interventions into markets by the federal government, including massive infusions of capital into financial institutions, insurance companies and other private businesses. The year was equally challenging for our stockholders as the trading price for our common stock and many other banks dropped to historic lows. These difficult economic conditions are continuing into 2009.
Bearing these conditions in mind, the committee made a number of key decisions affecting the compensation of the named executive officers for 2008 and 2009. These include:
•	keeping total compensation near 2007 levels;

•	not approving any merit or other increases to 2008 base salaries; and

•
determining that the performance metrics for the cash incentive program for 2008 had generally not been achieved and, consequently, not approving the payout of any cash incentives for 2008, except for a partial payment to one named executive officer.

In early 2009, we became a participant in the Capital Purchase Program and, as a consequence, our executive compensation program has been and will be materially affected. An explanation of the consequences of this action appears in this section under “—Impact of Participation in Capital Purchase Program” on pages 34 to 35.

Objectives
We believe that our executive compensation program should meet the following objectives:
•
support a pay-for-performance policy that rewards coordinated and sustained results that enhance our performance in absolute terms as well as relative to peers and helps to achieve our strategic goals;

•
responds to the current economic environment and puts the focus on an improvement plan that focuses on the stabilization of problem assets, an improvement in the credit profile and return to profitability;

•	comply with the risk management and other requirements which we are now subject to as a participant in the Capital Purchase Program;

•
provide total compensation which is competitive to total compensation payable to executives at other banking companies with comparable responsibilities, which is key to attracting and retaining the highly-skilled management personnel necessary to our success; and

•	provide long-term incentives that are aligned with the successful execution of our strategic plan and the interests of our shareholders.
Role of the Compensation Committee
The committee has been appointed by the Board to assist it in fulfilling its oversight responsibility with respect to executive compensation. The committee is comprised of independent directors. It determines and approves the compensation payable to our executive officers and also makes awards of equity-based compensation to our employees.
To carry out its responsibilities, the committee has:
•	set performance goals for executive cash and equity incentive compensation and determined the extent to which those goals were met;

•	conducted a review in 2008 of compensation consultants which included the submission and review of “Requests for Proposal”, interviews by the committee and detailed reference checks;

•
on the basis of that review, engaged The Delves Group, an independent, nationally-recognized compensation consultant with expertise in financial institutions, as its consultant, to provide advice on compensation plan design and best practices;

•
approved the composition of the “peer group” of other Midwest banking companies, adjusting the group for the effect of M&A activity that occurred during the past year, described below under “Benchmarking” that the committee used for making comparisons to our executive compensation practices;

•	reviewed all components of compensation for the named executive officers, including reviewing “tally sheets” for each officer;

•	held “executive sessions” of the committee without members of management present to discuss performance issues, goal-setting and other matters; and

•	attended seminars and presentations concerning issues relating to executive compensation.
Total Compensation Analysis
The committee has historically considered data from market surveys and comparative information from the peer group described under “Benchmarking” to develop a “total compensation” analysis. Total compensation includes base salary, annual cash incentives and equity incentives valued at grant date fair value. The committee compares the total compensation of our executive officers with the most recently available total compensation reported for executives within the peer group with similar responsibilities.

The committee uses the total compensation data as a means of understanding how the compensation of the named executive officers corresponds to percentiles or ranges for the peer group. The percentiles or ranges considered in 2008 are described below under “2008 Compensation Decisions”. The total compensation analysis by itself does not determine compensation decisions on individual officers or elements of compensation. The committee takes a number of other considerations into account, including the committee’s qualitative assessment of our performance in the preceding years, the Chief Executive Officer’s recommendations, ranges set for merit increases, individual circumstances such as retention concerns and relative pay differences within our overall compensation structure.
Benchmarking
For comparative purposes, the committee reviews the compensation practices and levels of a peer group of publicly-held regional bank holding companies with headquarters in the Midwest. The peer group was approved by the committee in 2009 with input from The Delves Group. The companies range in asset size from approximately $2 to $8 billion. Most operate in two or more states with multiple branches in markets with similar characteristics to our franchise. The peer group represents the types of companies that we consider to be our primary competition for management talent. Currently, the peer group consists of:
First Midwest Bancorp, Inc.
MB Financial, Inc.
Park National Corporation
WesBanco, Inc.
Chemical Financial Corporation
Independent Bank Corporation
First Place Financial Corporation
Republic Bancorp, Inc.
Midwest Banc Holdings, Inc.
City Holding Company
MainSource Financial Group, Inc.
Old National Bancorp
United Bankshares, Inc.
AMCORE Financial Inc.
1st Source Corporation
First Merchants Corporation
First Financial Bancorp
Heartland Financial USA Inc.
Community Trust Bancorp, Inc.
First Busey Corporation
Old Second Bancorp, Inc.
First Financial Corporation
Elements of Compensation
There were three principal elements in our 2008 executive compensation program — base salary, cash incentives and equity-based incentives. The committee has used as a guideline that, in the case of the named executive officers, a substantial portion of the total compensation should be at risk—tied directly, or indirectly, to achieving objective financial performance measures.
Base Salary. We believe base salaries should provide executive officers with a level of assured compensation consistent with their experience, responsibilities and accomplishments. The committee reviews the base salaries of executive officers on an annual basis. Messrs. Vea, Zorn, Duncan and Stevens are parties to employment agreements which set their base salary at a specified level and provide that the committee will determine annually whether to increase the base salary. The committee cannot reduce the base salary of these officers. The committee conducts a qualitative assessment of each executive officer’s performance and assigns one of five performance criteria, ranging from “did not meet expectations” to “far exceeding expectations”. The committee considers the performance rating and market data and the relative positioning of the executive within our officer salary range in making any change in base salary.
Cash Incentives. We create annual cash incentives to reward superior individual performance and help achieve our strategic goals. During 2008, the named executive officers participated in the 2007 Annual Cash Incentive Plan, or the 2007 Cash Plan. The 2007 Cash Plan created opportunities for additional cash compensation based on the achievement of short-term (one year) performance goals. The amount of the opportunities was set at “minimum”, “target”, and “maximum” levels. The value of the award opportunities were based primarily on market data for comparable awards and the competitive positioning of our total compensation within the peer group.

Equity-Based Incentives. The committee grants awards under the 2007 Equity Incentive Plan, or the Equity Plan, to create opportunities for additional compensation that is tied to the performance of our stock. These awards also align the interests of the recipients with the interests of our shareholders. The awards made to the named executive officers in 2008 consisted of stock appreciation rights settled in stock, or SARs, non-qualified stock options and shares of restricted stock. The time-based vesting requirements of these awards also enhance retention of executive talent. In making its award decisions for a year, the committee typically considers the executive’s prior year total compensation and how that amount compares to the total compensation information for the peer group. The committee also makes a qualitative assessment of our overall financial performance for the prior year adjusted to reflect individual results and business circumstances.
Other Benefits
Retirement Arrangements. We do not have a pension plan or any supplemental retirement plans for our executive officers. Executive officers participate in our 401(k) plan on the same terms as other salaried employees. We match employee contributions in an amount equal to 100% of the employee’s contributions up to 3% of the employee’s eligible compensation plus 50% of the employee’s contributions greater than 3% and up to 5% of the employee’s eligible compensation. Beginning in April 2009, we have suspended any company match contribution. Although we have the ability to make additional profit sharing contributions to the 401(k) plan, we have never made any such contributions.
Personal Benefits. Management-level employees, including the named executive officers are entitled to receive a limited range of personal benefits under their employment agreements (if applicable) or under our policies. The committee annually reviews these benefits. We believe that social or country club memberships provide an appropriate environment for customer business development. We pay for the initiation fee, dues and special assessments for country club memberships for the named executive officers. Any personal expenses incurred are reimbursed by the executive. Messrs. Vea and Zorn are eligible for an annual medical examination. Finally, we provide Messrs. Vea and Zorn with an annual automobile allowance and leased vehicle for Mr. Stevens. These personal benefits are disclosed as “All Other Compensation” in the Summary Compensation Table on page 37 of this proxy statement.
Role of Executive Officers in Compensation Decisions
The Chief Executive Officer provides the committee with recommendations for the compensation of the executive officers other than the Chief Executive Officer. These recommendations are developed by the Chief Executive Officer with the assistance of peer market data, input from compensation consultants and our human resources personnel. The Chief Executive Officer reviews and rates the performance of the other executive officers. He then presents his recommendations for base salary adjustments and incentive awards. The performance of the Chief Executive Officer is reviewed by the Nominating and Governance Committee which is shared with the committee. Although the committee considers these recommendations, it retains ultimate authority for compensation decisions affecting our executive officers.
Stock Option and Other Equity-Based Incentives Grant Practices
The committee has the sole authority under the Equity Plan to make equity-based incentive compensation awards to key employees and directors. To date, the committee has made awards only in the form of SARs, stock options, and restricted stock under the Equity Plan. Stock options and restricted stock granted under previous plans remain outstanding. The committee takes into consideration the number of available options, SARs and restricted stock that remain available under the Equity Plan.
With the exception of new hires, significant promotions or other unplanned events, the committee makes equity awards on an annual basis at its May meeting. This timing allows the committee to make a qualitative assessment of our financial performance for the prior year. We do not backdate stock options or issue stock options with exercise prices or SARs with base prices below the fair market value of our common stock on the grant date. We do not schedule grant dates to precede favorable information or follow unfavorable disclosures.
Awards of stock options and SARs typically vest in three or four equal annual installments beginning one year from the date of grant, and are subject to a continuing service requirement. The exercise of stock options has historically been determined by sales prices on the last trading day prior to the date of grant or in the case of the Equity Plan, the closing sale price of our common stock on the date of grant. The base price of SARs is set by the Equity Plan as the closing sale price of our common stock on the date of grant.

Restricted stock awards vest in three or four equal installments beginning one year from the date of grant and are subject to a continuing service requirement.
2008 Compensation Decisions
In making compensation decisions for 2008, the committee reviewed comparative total compensation information for the peer group and other information from its consultants, including tally sheets for each named executive officer for the preceding two years. The sheets showed total compensation as well as comprehensive income which is total compensation plus the change in intrinsic value of equity holdings for the period. The committee also reviewed an inventory of equity awards made to the executives since their hire date showing grant date award values as well as the intrinsic value of the outstanding awards at the end of each year. The value of the equity awards were sensitized for changes from -10% to +10% in annual stock price appreciation and the equity value for a future five year period. The committee also reviewed estimated severance benefits that would be payable in connection with alternative scenarios in which the executive’s employment may terminate.
The committee considered our overall financial performance during the period that an executive officer has held his position, the difficulty of replacing an executive officer with another of comparable experience and skill and how compensation decisions could assist us in achieving the goals set out in our strategic plan.
Total Compensation Opportunity. The committee determined that the total compensation opportunity for the executive officers should be at approximately the 50th percentile for total compensation of the peer group.
Base Salaries. The committee approved as an initial guideline that the base salary of the Chief Executive Officer should be comparable to the median base salary of the chief executive officers in the peer group and that the base salaries of the other named executive officers for 2008 generally should be comparable to approximately the 65th percentile for comparable base salaries of the peer group.
In reviewing the base salaries of the named executive officers, the committee considered the factors discussed above and approved a 3.1% increase for Mr. Vea and increases ranging from 3.1% to 20% for the base salaries of the other named executive officers.
Cash Incentives. Using the information described in the first paragraph of this section, the committee also approved award opportunities for cash incentives as a percentage of base salary as follows:

	Threshold	Target	Maximum
Michael T. Vea	25%	50%	80%
Martin M. Zorn	20%	35%	60%
Roger M. Duncan	20%	35%	60%
Bradley M. Stevens	20%	35%	60%
Roger D. Watson	20%	35%	60%
The committee set corporate performance measures for all of the named executive officers to be met in 2008: earnings per share, cash return on equity and operating leverage. The corporate performance measures were weighted 80% for Messrs. Vea and Zorn and 25% for the other named executive officers. The committee also set strategic drivers for Mr. Vea and Mr. Zorn that were weighted 20% each. For Messrs. Duncan, Stevens and Watson, the committee also set divisional performance measures that were weighted 75%.
The financial performance measures for 2008 were:

	Threshold	Target	Maximum
Earnings per share	$1.40	$1.50	$1.60
Cash Return on Equity	9%	10%	11%
Operating Leverage	0%	1%	2%

In February 2009, the committee determined that none of the “threshold” levels for the corporate measures had been met. Additionally, the committee determined that the “threshold” levels for Messrs. Vea and Zorn’s strategic drivers and the “threshold” divisional measures for Messrs. Stevens and Watson were not met. In light of the underperformance of the company from both a reported earnings standpoint as well as from an equity standpoint, the committee concluded that it was not appropriate for our executives to receive incentive compensation for 2008. The committee made an exception for Mr. Duncan, who the committee determined had met the at least the “threshold” level for his divisional performance measures for our community markets. The committee approved payouts under the 2007 Cash Plan in the amounts shown under the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 37 of this proxy statement. The actual payouts expressed as a percentage of base salary were: Michael T. Vea — 0%; Martin M. Zorn — 0%; Roger M. Duncan — 21%; Bradley M. Stevens — 0%; and Roger D. Watson — 0%.
Equity-Based Incentives. In May 2008, the committee made its annual grant of equity-based incentive awards under the Equity Plan to a total of 64 employees, including the named executive officers. The committee valued the awards at their grant date fair value. It also decided to allocate the awards for the named executive officers between SARs (20%), non-qualified stock options (20%) and restricted stock (60%) using their grant date fair value, with each award vesting equally over three years.
In determining the amount of the award to each named executive officer, the committee gave consideration to (1) the executive’s total compensation both for 2007 and the amount of the award necessary to place the executive’s total compensation at the 50th percentile of the peer group; (2) the committee’s qualitative assessment of our overall performance in 2007; and (3) with respect to the named executives other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. The committee also took into account the other factors described above in the first two paragraphs of this section.
The SARs, non-qualified stock options and restricted stock awards made to the named executive officers for 2008 are shown in footnotes 2 and 3 to the Grants of Plan-Based Awards Table on page 398 of this proxy statement.
Changes in 2009 Compensation Program
The committee continuously evaluates the design of our executive compensation program. In February 2009, it approved design changes intended to reflect the strategic plan for 2009 to improve performance. As we adjust our strategy to improve performance, we will adjust our executive compensation plans accordingly.
In light of the financial performance and stock performance during 2008, the committee determined that there would be no merit increases in base salaries for executives in 2009.
Impact of Participation in the Capital Purchase Program
On October 14, 2008, pursuant to its authority under the Emergency Economic Stabilization Act of 2008, or EESA, the U.S. Department of Treasury announced the Capital Purchase Program under which the Treasury Department would make investments in participating financial institutions. On February 17, 2009, the American Reinvestment and Recovery Act of 2009, or ARRA, amended EESA’s executive compensation and corporate governance provisions, including those that apply to the Capital Purchase Program. Before the enactment of ARRA, the Treasury Department had issued guidelines under EESA that, in some respects, are inconsistent with the provisions of ARRA, and ARRA also provided broad rule-making authority to both the Treasury Department and the SEC. Until the Treasury Department and the SEC publish their new rules, many aspects of the restrictions will not be clear.
We became a participant in the Capital Purchase Program on February 27, 2009, by selling a new series of preferred shares and a related warrant to purchase common stock to the Treasury Department. As a result, we became subject to executive compensation requirements, as established by EESA, ARRA, Treasury regulations, and the contract pursuant to which we sold such securities. Those restrictions apply to our Senior Executive Officers, or SEOs, and in certain situations to other highly compensated employees, as long as the Treasury Department continues to hold our preferred stock (but will not apply to any period in which Treasury holds only the warrant). Presently, our SEOs are the same officers who are our named executive officers. The restrictions place these direct limits on executive compensation:
•
Prohibition on Compensation Incentives to Take Unnecessary and Excessive Risks. We must not provide incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•
Clawbacks. We must recover any bonus or incentive compensation paid to an SEO (or any of the next 20 most highly compensated employees) if the payment is later found to have been based on statements of earnings, gains, or other criteria that prove to have been materially inaccurate. We have had a similar policy in place, but we expect to make changes to it to conform to the details of these restrictions.

•
Golden Parachutes. We must not make payments in any amount to any SEO (or any of the next five most highly compensated employees) for employment termination for any reason, except for payments for services performed or benefits accrued.

•
Prohibition on Bonus and Similar Payments. We must not pay any “bonus, retention award, or incentive compensation” to our SEOs. The prohibition does not apply to bonuses payable under written employment agreements executed on or before February 11, 2009. Nor does it apply to “long-term” restricted stock, but only if the value of the restricted stock does not exceed one-third of the employee’s total annual compensation, if the restricted stock does not “fully vest” until after all Capital Purchase Program-related obligations have been satisfied, and if any other Treasury-imposed conditions are met.

•
Prohibition on Plans That Encourage Earnings Manipulation. We must not maintain any compensation plan that would encourage manipulation of the reported earnings of the company to enhance the compensation of any of its employees.

In addition to these direct limits on compensation, we must comply with the following compensation-related requirements:
•	Limit on Tax Deduction. We may not take a tax deduction in excess of $500,000 for compensation paid to any SEO for services performed during a year.
•
Reporting and Certification. Our CEO and CFO must provide a written certification of compliance with the executive compensation restrictions in the company’s annual filings with the SEC (presumably the annual report on Form 10-K or proxy statement).

•
Risk Review. The compensation committee must meet, within 90 days of February 27, 2009, and at least semi-annually thereafter, to review all SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks. The committee has not yet performed the initial review, but we expect to do so as required.

•
Policy on Luxury Expenditures. We must implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•	Shareholder “Say-On-Pay” Vote. We must permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.
Before selling our securities to the Treasury Department, each of our SEOs executed a waiver and a letter agreement to allow us to modify his compensation and other benefits to comply with the restrictions. These waivers and agreements will remain effective for so long as the Treasury Department owns any of the preferred shares we issued in February. We filed the forms of the waiver and agreement as Exhibits 10.2 and 10.3 to the Current Report on Form 8-K we filed with the SEC on March 2, 2009.
The committee will consider these new limits on executive compensation and determine how they impact our executive compensation program over the coming year.

Stock Ownership Requirements
Our Corporate Governance Principles require named executive officers to own shares of our common stock, restricted stock awards, or unexercised stock options having specified percentages of his base salary. In the case of Mr. Vea, the requirement is 300% of base salary, in the case of Mr. Zorn 150% of base salary, and in the case of Messrs. Duncan, Stevens and Watson 50% of base salary. Due to the declining trading price of our common stock, as of December 31, 2008, only Mr. Stevens was in compliance. Based on the recommendation of the Compensation and Nominating and Governance Committees, the Board approved extending the period within which all executive officers are to meet the stock ownership requirements set forth in the Corporate Governance Principles to December 31, 2013.
Other Relationships with Compensation Consultant
The committee engaged The Delves Group in 2008. The Delves Group has not been engaged by us or by our management for any other services.
Section 162(m)
Section 162(m) of the Internal Revenue Code limits the deductibility of total compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. As discussed above, as long as we participate in the Capital Purchase Program, the tax limit for deductibility of compensation paid to any of our senior executive officers will be $500,000 without any exception for performance-based compensation. To date, we have never been subject to the limits of Section 162(m). The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m).
The 2007 Cash Plan and the Equity Plan contained performance-based conditions. The plans have been approved by shareholders so that payments under those plans can qualify as performance-based compensation under Section 162(m) although that will not affect the $500,000 limit which eliminates that exclusion as long as we are participating in the Capital Purchase Program. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders.

Summary Compensation Information
The table below sets forth compensation information for the named executive officers for 2008:
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive	All Other
Name and		Salary	Bonus	Awards	Awards	Plan Comp.	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($)	($) (3)	($)

Michael T. Vea	2008	478,786	0	122,969	148,704	0	52,176	802,635
Chairman of the Board,	2007	458,845	0	114,947	101,004	75,043	44,686	794,525
President and	2006	431,214	0	130,587	45,334	44,217	47,260	698,612
Chief Executive Officer

Martin M. Zorn	2008	277,712	0	41,538	53,974	0	31,643	404,867
Executive Vice-President,	2007	266,386	0	37,125	37,982	34,616	29,965	406,074
Chief Operating Officer and	2006	251,154	0	39,104	16,890	21,461	30,305	358,914
Chief Financial Officer

Roger M. Duncan	2008	214,750	0	30,041	93,642	45,258	12,953	396,644
Executive Vice-President,
Retail Manager and Community
Markets Manager, President
of Evansville Region

Bradley M. Stevens	2008	229,231	0	70,552	22,016	0	37,754	359,553
Executive Vice-President,
President and Chief Executive
Officer — Chicago Region

Roger D. Watson	2008	220,962	0	35,969	121,274	0	6,859	385,064
Executive Vice-President,	2007	206,635	0	30,894	33,899	90,000	12,900	374,328
Division Manager —	2006	206,371	90,000	29,254	15,639	0	11,328	352,592
Commercial Real Estate

(1)
Represents the compensation cost recognized in 2008 for restricted stock awards excluding estimated forfeitures held by each named executive officer. During 2008, in accordance with SFAS 123(R), no restricted stock awards were forfeited by the named executive officers. The discussion of SFAS 123(R) valuation assumptions is contained in Note 1, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(2)
Represents the compensation cost recognized in 2008 in accordance with SFAS 123(R) for option awards, excluding estimated forfeitures granted in 2008 to each named executive officer. The discussion of SFAS 123(R) valuation assumptions is the same as referred to in note (1) above. We determined the fair value of each grant as of the date of grant using the Black-Scholes option pricing method with the following assumptions:

Dividend Yield: 5.165% Expected Volatility: 22.38% Annual Risk-Free Interest Rate: 3.32% Expected Option Life: 6.0 years Estimated Fair Value Per Option: $1.79

(3)
All other compensation consists of (i) matching contributions to the 401(k) plan for all named executive officers; (ii) life insurance premiums for all named executive officers except Mr. Stevens; and (iii) the amount of dividends paid on unvested restricted stock awards to all named executive officers. Also includes the value of perquisites and personal benefits consisting of: (i) automobile allowance in the following amounts: Mr. Vea — $15,000; and Mr. Zorn — $12,000; (ii) leased vehicle for Mr. Stevens — $10,304; (ii) country club memberships in the following amounts: Mr. Vea — $14,069; Mr. Zorn — $5,537; Mr. Duncan — $4,889; Mr. Stevens — $9,095; and Mr. Watson — $8,565; (iii) home security monitoring for Mr. Vea; (iv) executive long- term disability insurance for all named executive officers except Mr. Stevens; (v) annual medical examination for Mr. Zorn; and (vi) legal expenses for review of Mr. Vea’s amendment to his Contract of Employment.

Narrative Discussion
The total compensation shown in the above table does not correspond to the “total compensation” analysis used by the committee because the table does not show the grant date fair value of the equity awards made in 2008. Instead, the amounts shown under the Stock Awards and Option Awards column are the compensation cost we recognized in the applicable year for all outstanding equity awards. The grant date fair value of the equity awards made in 2008 is shown in the following table.
Equity and Cash Plan-Based Awards
The following table sets forth information concerning equity and cash plan-based awards made to the named executive officers during 2008 under the Equity Plan and 2007 Cash Plan:
Grants Of Plan-Based Awards In 2008

						All Other Option
						Awards:
					All Other Stock	Number of
		Estimated Future Payouts Under			Awards:	Securities	Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards (1)			Number of Shares	Underlying	Price of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	of Stock or Units (2)	Options (3)	Awards (4)	Option Awards (5)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Michael T. Vea	02/20/08	120,674	241,347	386,155	—	—	—	—
	05/21/08	—	—	—	15,108	—	—	210,606
	05/21/08	—	—	—	—	78,436	13.94	140,400
Martin M. Zorn	02/20/08	56,000	98,000	168,000	—	—	—	—
	05/21/08	—	—	—	4,683	—	—	65,281
	05/21/08	—	—	—	—	24,312	13.94	43,518
Roger M. Duncan	02/20/08	43,300	75,775	129,900	—	—	—	—
	05/21/08	—	—	—	2,486	—	—	34,655
	05/21/08	—	—	—	—	12,906	13.94	23,102
Bradley M. Stevens	02/20/08	48,000	84,000	144,000	—	—	—	—
	05/21/08	—	—	—	2,367	—	—	32,996
	05/21/08	—	—	—	—	12,290	13.94	21,999
Roger D. Watson	02/20/08	45,000	78,750	135,000	—	—	—	—
	05/21/08	—	—	—	4,067		—	56,694
	05/21/08	—	—	—	—	21,118	13.94	37,801

(1)	Amounts shown in these columns represent the executives’ cash incentive opportunities for 2008. See “Compensation Discussion and Analysis — 2008 Compensation Decisions — Cash Incentives”.

(2)	Represents the number of shares of restricted stock granted on May 21, 2008 for 2007 performance. These awards vest in three equal annual installments beginning on May 21, 2009.

(3)
Represents the number of SARs and non-qualified stock options granted on May 21, 2008 for 2007 performance and were equally divided between SARs and non-qualified stock options. These awards vest in three equal annual installments beginning on May 21, 2009.

(4)	The base price of SARs and non-qualified stock options granted under the Equity Plan is the closing sale price of our common stock on the date of grant.

(5)	Amounts represent the grant date fair value of the restricted stock, SARs and non-qualified stock options awards granted on May 21, 2008 for 2007 performance computed in accordance with SFAS 123(R).

Narrative Discussion
The table shows the grant date fair value of the awards of SARs, non-qualified stock options and restricted stock made to the named executive officers in May 2008 under the Equity Plan. The SARs and non-qualified stock options vest equally over three years subject to continuous employment requirements. The SARs represent the right to acquire in shares of our common stock the amount by which the fair market value of a share on the settlement date exceeds the base price, which is equal to the market value of a share on the date of grant. No SAR or non-qualified stock option may be exercised more than ten years after the date of grant.
Outstanding Equity Awards
The following table sets forth information concerning outstanding equity awards held by the named executive officers at December 31, 2008. Option awards include non-qualified stock options and SARs. Stock awards include restricted stock awards. The vesting schedule for each award is described in the footnotes to this table.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards						Stock Awards
	Number of		Number of				Number of		Market Value
	Securities		Securities				Shares or		of Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Option	Option	Stock That		Stock That
	Options (#)		Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)		Vested ($) (1)

Michael T. Vea	110,250				25.83	09/06/09	1,484	(6)	2,033
	35,000				21.25	05/01/10	3,283	(7)	4,498
	50,000				23.25	05/01/11	15,108	(8)	20,698
	30,000				19.69	03/20/12
	69,968				17.00	06/18/13
	45,226				20.42	05/19/14
	42,402				21.66	05/10/15
	24,157	(2)	12,078	(2)	22.90	05/08/16
	10,000	(3)	30,000	(3)	23.30	05/22/17
	0	(4)	39,218	(4)	13.94	05/21/18
	0	(5)	39,218	(5)	13.94	05/21/18

Martin M. Zorn	15,000				22.59	03/19/11	566	(6)	775
	5,000				23.25	05/01/11	1,258	(7)	1,723
	15,000				19.69	03/20/12	4,683	(8)	6,416
	16,432				17.00	06/18/13
	14,732				20.42	05/19/14
	10,889				21.66	05/10/15
	9,000	(2)	4,500	(2)	22.90	05/08/16
	3,833	(3)	11,500	(3)	23.30	05/22/17
	0	(4)	12,156	(4)	13.94	05/21/18
	0	(5)	12,156	(5)	13.94	05/21/18

Roger M. Duncan	5,000				21.25	05/01/10	500	(6)	685
	3,000				23.25	05/01/11	906	(7)	1,241
	5,000				19.69	03/20/12	2,486	(8)	3,406
	7,500				18.48	07/16/13
	12,500				20.42	05/19/14
	12,500				21.66	05/10/15
	6,667	(2)	3,333	(2)	22.88	05/08/16
	2,758	(3)	8,275	(3)	23.30	05/22/17
	0	(4)	6,453	(4)	13.94	05/21/18
	0	(5)	6,453	(5)	13.94	05/21/18

Bradley M. Stevens	0	(4)	6,145	(4)	13.94	05/21/18	2,367	(8)	3,243
	0	(5)	6,145	(5)	13.94	05/21/18	11,500	(9)	15,755

Roger D. Watson	10,000				17.22	05/21/13	500	(6)	685
	10,000				18.38	07/16/13	1,039	(7)	1,423
	12,500				20.42	05/10/14	4,067	(8)	5,572
	12,500				21.66	05/10/15
	8,333	(2)	4,167	(2)	22.88	05/08/16
	3,163	(3)	9,490	(3)	23.30	05/22/17
	0	(4)	10,559	(4)	13.94	05/21/18
	0	(5)	10,559	(5)	13.94	05/21/18

(1)	Calculated by multiplying the number of shares of unvested restricted stock by $1.37, the closing market price of our common stock as reported by the Nasdaq Global Market on December 31, 2008.

(2)
Represents stock options granted in 2006 that become exercisable in three equal installments each year on the anniversary of the grant date. The options granted to Messrs. Vea and Zorn will vest upon termination due to death, disability or a “change in control”. The options granted to Mr. Duncan and Mr. Watson will vest upon a “change in control” but do not vest upon termination due to death or disability.

(3)
Represents SARs granted in 2007 that become exercisable in four equal installments each year on the anniversary of the grant date. The SARs vest early upon termination due to death, disability or following a “change in control”.

(4)
Represents stock options granted in 2008 that become exercisable in three equal installments each year on the anniversary of the grant date. The options granted will vest upon termination due to death, disability or a “change in control”.

(5)
Represents SARs granted in 2008 that become exercisable in three equal installments each year on the anniversary of the grant date. The options granted will vest upon termination due to death, disability or a “change in control”.

(6)
Represents unvested portion of restricted stock awards granted in 2006 that vest in three equal installments each year beginning on the first anniversary of the grant date. Vesting of these restricted stock awards accelerates upon a “change in control”.

(7)
Represents unvested portion of restricted stock awards granted in 2007 that vest in four equal installments each year beginning on the first anniversary of the grant date. Vesting of these restricted stock awards accelerates upon death, disability or a “change in control”.

(8)
Represents unvested portion of restricted stock awards granted in 2008 that vest in three equal installments each year beginning on the first anniversary of the grant date. Vesting of these restricted stock awards accelerates upon death, disability or a “change in control”.

(9)
Represents unvested portion of restricted stock award granted in 2007 that vests one-half on April 9, 2010 and one-half on April 9, 2011. Vesting of these restricted stock awards accelerates upon death, disability or a “change in control”.

Award Exercise and Vesting
The following table sets forth the number of shares underlying option awards that were exercised or transferred for value during the year and the value realized and the number and value of stock awards that vested or were transferred for value during 2008 held by the named executive officers.

Option Exercised and Stock Vested(1)

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($) (2)
Michael T. Vea	4,741	67,963
Martin M. Zorn	1,542	22,125
Roger M. Duncan	1,302	18,687
Bradley M. Stevens	0	0
Roger D. Watson	1,346	19,314

(1)	No shares were acquired by the named executive officers on the exercise of stock options or SARs during 2008.

(2)	Calculated by multiplying the number of shares of vested stock by the closing market price of our common stock on the vesting date as reported by the Nasdaq Global Market.
Potential Post-Employment Payments
Historically, we have provided our executive officers and other employees with competitive measures for compensation after termination of employment in a limited number of circumstances, including a change of control. Our participation in the Capital Purchase Program means that we would not be permitted to make the payments described in this section. As required by SEC rules, the following discussion explains the consequences of a hypothetical termination of employment of our named executive officers as of December 31, 2008, before we began participation in the Capital Purchase Program.
The employment and other agreements for the named executive officers are described in the section entitled “Employment Agreements”.
Termination In Connection With a Change in Control
In the event of termination of employment in connection with a change in control, Mr. Vea will receive a lump sum payment equal to three times his base salary and the larger of his performance bonus for the year immediately preceding the change in control or the average of the performance bonus for the three years immediately preceding the change in control. In the same circumstances, Mr. Zorn and Mr. Stevens would receive a lump sum payment equal to the greater of a cash payment in an amount that, when added to all other accelerated payments or benefits, would be equal to two and nine-tenths times their “Base Amount” or two and nine-tenths times the “Base Amount” minus the full amount payable by Mr. Zorn and Mr. Stevens to the Internal Revenue Service under Section 4999 of the Internal Revenue Code. Mr. Duncan and Mr. Watson would receive a lump sum payment after their termination in an amount equal to two times their “Base Amount”, plus any earned but unpaid bonus or incentive. “Base Amount” is defined as average includable salary, bonus, incentive payments and similar compensation for the five most recent taxable years ending before the date on which the change in control occurred.
In the event of a change in control, we would also continue to pay Mr. Vea, through the calculation period of his change-in-control benefit, his automobile allowance, country club membership and the same fringe benefits as provided to our other full-time employees. The other named executive officers would receive benefits earned through the termination date. In addition, all equity awards to named executive officers would immediately vest.
The various agreements and arrangements use definitions of a change-in-control that vary. Generally, a “change-in-control” would include (1) the acquisition of 25% to 35% or more of our stock by a person or group of persons; (2) a change in the composition of a majority of our directors (excluding changes previously approved by a majority of our incumbent directors); and (3) a reorganization, merger, or consolidation unless (a) 60% or more of the outstanding stock of the resulting corporation is owned by our shareholders, (b) no single person owns more than 25% or more of the outstanding stock of the resulting corporation and (c) our directors constitute a majority of the directors of the resulting corporation.

Voluntary Resignation
If any named executive officer terminates his employment voluntarily, no severance is payable. We would pay any salary and benefits accrued through the termination date. Any unvested restricted stock shares would be forfeited and vested stock options would remain exercisable for a period of three months following termination. The restrictive covenants following termination for the named executive officers are described under “Employment Agreements”.
Termination For Good Reason
If Mr. Vea terminates his employment for good reason, he would receive a lump sum payment within five days after the termination of employment equal to the balance of his unpaid base salary for the remaining term of his contract. If Mr. Zorn or Mr. Stevens terminates his employment for good reason, he would receive a payout of one times base salary. Mr. Duncan and Mr. Watson do not have a right to any payment if either terminates his employment. The definition of “good reason” is described under “Employment Agreements”.
Retirement
We do not provide retirement benefits to our named executive officers other than under our 401(k) plan. Health and welfare benefits are available to our employees who have five years of service and have reached age 55 by paying the full premium. After age 65, health insurance coverage ends.
Vested stock options issued under a prior plan approved in 1999 would expire three months after retirement. Under the Equity Plan and a prior plan approved in 2003, stock options that are vested or that vest in full within thirty-six months after retirement may be exercised for the remainder of the exercise period. Under the Equity Plan, SARs that are vested or that vest in full within thirty-six months after retirement may be exercised for the remainder of the exercise period. Unvested restricted shares would be forfeited.
Death or Disability
In the event of the death or disability of a named executive officer, benefits are payable under our life insurance and disability plans, as appropriate. The death benefit for all named executive officers is equal to 2.5 times his base salary to a maximum benefit of $2,000,000. In the event of accidental death, the amount of the benefit and limits are doubled. If Mr. Vea becomes disabled during the term of his employment agreement and is unable to perform his duties, he will continue to receive his base salary and benefits for a maximum period of 270 days from the date of the occurrence that caused the disability.
Unvested stock options issued under the 1999 plan do not accelerate upon death or disability. Vested stock options expire one year after termination of employment for death or disability. Unvested stock options issued under the Equity Plan and predecessor plans accelerate upon death or disability and expire one year after termination for disability. Under the Equity Plan, SARs accelerate upon death or disability and expire one year after termination for disability. Restricted stock awards vest upon death or disability.
Payment Made For Involuntary Termination With or Without Cause
In the event Mr. Vea’s employment is involuntarily terminated with cause, he would receive a lump sum severance payment within five days after his termination equal to his base salary for a period of one year. Benefits provided to Mr. Vea during his employment would continue through the severance period. All rights under any outstanding stock options would terminate immediately and Mr. Vea would be required to repay any gain realized upon the exercise of options within the 90-day period prior to termination. Any shares of restricted stock that were not vested as of the termination date would be forfeited. The definition of cause is described under “Employment Agreements”.

If Mr. Vea’s employment is involuntarily terminated without cause, he would receive a lump sum severance payment within five days after his termination equal to his unpaid base salary for the remaining portion of the term of his agreement. We would continue to pay Mr. Vea’s automobile allowance, country club membership and any other benefits earned through the calculation period of his severance benefit. Unvested stock options and restricted stock would be forfeited.
In the event any of the other named executive officer’s employment is involuntarily terminated with cause, we would pay their base salary and provide any benefits earned through the termination date. All rights under any stock options would terminate immediately and unvested restricted stock awards would be forfeited.
If Mr. Zorn’s employment is involuntarily terminated without cause, he would receive a payout of two times base salary. If Mr. Steven’s employment is involuntarily terminated without cause, he would receive a payout of one times base salary. If Mr. Duncan or Mr. Watson’s employment is involuntarily terminated without cause, he would receive a monthly severance benefit payable for twelve month equal to his salary for the preceding year divided by twelve. In either case, unvested stock options, SARs and restricted stock awards would be forfeited as of the termination date.
The following table reflects the estimated compensation payable to each of the named executive officers in the event of the termination of their employment. The amounts shown assume the termination is effective as of December 31, 2008, and assumes all accrued benefits have been paid prior to that date. The amounts shown are only estimates of the amounts that would be paid to each named executive officer upon termination of employment and do not imply tax positions we may take or the accounting treatment of any change-in-control expenses. The estimated amounts also do not reflect the restrictions on executive compensation under the Capital Purchase Plan.

Estimated Post-Employment Payments
Under Alternative Termination Scenarios

		Termination by
	Change in	Executive	Voluntary				Involuntary	Involuntary
Compensation	Control	with “Good Reason”	Resignation	Retirement	Death	Disability	with Cause	without Cause
Components	($)	($)	($)	($)	($)	($)	($)	($)

Michael T. Vea
Employment Agreement	1,523,125	1,448,082	0	0	0	357,061	482,694	1,448,082
280G Tax Gross-up (1)	523,336	0	0	0	0	0	0	0
Stock Options/Stock SARs (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	27,229	0	0	0	27,229	27,229	0	0
401(k) match	27,000	27,000	0	0	0	6,658	9,000	27,000
Health and Welfare Benefits	29,295	29,295	0	0	0	7,223	9,765	29,295
Life Insurance Proceeds	0	0	0	0	1,206,735	0	0	0
Perquisites	62,481	62,481	0	0	0	15,406	20,827	62,481

Martin M. Zorn
Employment Agreement	999,516	280,000	0	0	0	0	0	560,000
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	8,915	0	0	0	8,915	8,915	0	0
Health and Welfare Benefits	0	0	0	0	0	69,041	0	0
Life Insurance Proceeds	0	0	0	0	700,000	0	0	0

Roger M. Duncan
CIC Benefits Agreement	450,135	0	0	0	0	0	0	216,500
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	5,332	0	0	0	5,332	5,332	0	0
Health and Welfare Benefits	0	0	0	0	0	53,384	0	0
Life Insurance Proceeds	0	0	0	0	541,250	0	0	0

Bradley M. Stevens
Employment Agreement	580,000	240,000	0	0	0	0	0	240,000
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	18,998	0	0	0	18,998	18,998	0	0
Health and Welfare Benefits	0	0	0	0	0	59,178	0	0
Life Insurance Proceeds	0	0	0	0	600,000	0	0	0

Roger D. Watson
CIC Benefits Agreement	536,313	0	0	0	0	0	0	225,000
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	7,680	0	0	0	7,680	7,680	0	0
Health and Welfare Benefits	0	0	0	0	0	55,479	0	0
Life Insurance Proceeds	0	0	0	0	562,500	0	0	0

(1)
See the description of Mr. Vea’s contract of employment below for an explanation of the “gross-up” payout we would make if his employment is terminated under certain circumstances in connection with a change-in-control.

(2)	Amount represents the value of “in-the-money” stock options held by the executive that would be deemed fully vested as a result of the specified termination scenario.

(3)
Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specific termination scenario based on the closing market price of our common stock on December 31, 2008, as reported by the Nasdaq Global Market.

Employment Agreements
Mr. Vea’s Contract of Employment
Mr. Vea is serving as our Chief Executive Officer pursuant to a Contract of Employment dated August 23, 1999. On December 30, 2008, Mr. Vea’s contract was amended to be in compliance with Internal Revenue Code Section 409A. Mr. Vea’s contract has a fixed term that expires December 31, 2011. Mr. Vea’s contract provides for a minimum annual base salary, which is subject to annual review by the committee. The base salary may be increased based upon performance criteria (but not decreased below $350,000, except for across-the-board salary reductions similarly affecting all employees whose job positions and responsibilities are substantially the same as Mr. Vea). Mr. Vea’s current annual base salary is $482,694.
The contract provides for a lump-sum severance payment if Mr. Vea’s employment is terminated under certain circumstances by us or by Mr. Vea. The amount of the payment would be equal to the unpaid base salary for the remaining term of the contract (but not less than one year) unless Mr. Vea terminates his employment for “good reason” which would include a “change in control” in which case the severance payment would be based upon his base salary for a three-year period, plus an amount equal to the larger of the performance bonus for the preceding year or the average of the performance bonuses for the preceding three years. Mr. Vea is required to pay any excise taxes with respect to any compensation paid to him that would represent an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, unless the Board has previously approved the events consisting of the change in control or Mr. Vea has terminated his employment for certain of the criteria that constitute good reason after a change in control has occurred. In either of the latter two instances, we will “gross-up” his compensation to offset the effect any excise tax Mr. Vea is required to pay.
The contract defines “cause” as including: a material breach by Mr. Vea of his obligations which are not cured after notice; the commission of any act which the Board of Directors determines in accordance to be contrary to our best interests; or insubordination, embezzlement, dishonesty, fraud, conviction of a felony or behavior outside the acceptable norm of expected business and personal conduct. The contract defines “good reason” as including our failure to re-elect Mr. Vea to or removing him from his current positions or a material breach of our obligations that are not cured after notice.
The contract contains restrictive covenants that prohibit Mr. Vea from: (1) conducting, directly or indirectly, any personal solicitation for banking or any related purpose any of our customers for one year from the date of termination of employment; and (2) working in any capacity, directly or indirectly, for an enterprise that competes with us in any of the counties in which we or any future acquisitions (including actual or potential acquisitions known or disclosed to Mr. Vea during his employment) are located or in any county or in any county contiguous to a county in which we or future acquisitions are located.
As explained above, a number of provisions of Mr. Vea’s contract will not be operative for as long as we participate in the Capital Purchase Program.
Other Employment and Related Agreements
Messrs. Zorn and Stevens are each party to an employment agreement with us. The agreement with Mr. Zorn was amended on October 15, 2008, to provide for a lump sum severance payment equal to two times his base salary then in effect if we terminate his employment without cause and in the absence of “change in control”. Mr. Stevens’ employment agreement was entered into on April 9, 2007, in connection with our acquisition of Prairie Financial Corporation. Mr. Stevens’ agreement provides for a lump sum severance payment equal to one times his base salary in effect if we terminate his employment without cause and in the absence of “change in control”. Mr. Zorn’s agreement expires on December 31, 2009, and Mr. Stevens’ initial term ends April 10, 2010; however, terms for the agreements are automatically extended for successive terms of one year each unless either party elects not to further extend the term by providing written notice at least sixty days prior to the scheduled expiration. The agreements provide for minimum annual base salaries, which are reviewed annually by the committee. The current annual base salaries of these officers are: Mr. Zorn — $280,000 and Mr. Stevens — $240,000.

The agreements provide for a lump sum severance payment equal to one times the base salary then in effect if the officer terminates employment because of a material breach by us. If the executive officer’s employment is terminated within six months before or two years after a “change in control” for any reason other than death, disability or cause, or if the officer terminates his employment for good reason six months before or within two years after a change in control, then the officer is entitled to receive a lump sum severance payment equal to the greater of (1) an amount that when added to all other accelerated payments or benefits would be equal to 2.9 times the “base amount” as defined in Section 280G of the Internal Revenue Code or (2) 2.9 times the “base amount” minus any excise taxes payable by the executive as an “excess parachute payment”.
These employment agreements define “cause” as including:
•	conviction of a felony or of any crime involving moral turpitude;
•	engaging in illegal, fraudulent or dishonest conduct;
•	failing to follow lawful instructions;
•	a breach of the executive’s obligations that is not cured after notice;
•	gross or habitual negligence;
•	engaging in conduct tending to bring the company into public disgrace or disrepute;
•	a material violation of our business ethics or conflict of interest policies;
•	misusing alcohol or illegal drugs;
•	violating banking laws and regulations; or
•	failing to abide by our employment rules or policies.
These agreements define “good reason” as including:
•	assigning duties that are materially inconsistent with the position, duties and responsibilities of the executive;
•	reducing base salary or failing to increase base salary by the average percentage increase applied to all executive and senior officers;
•	failing to maintain any incentive, bonus or other compensation plan in which the executive participates;
•	failing to provide the health, welfare and other employment-related benefits that are substantially the same as currently provided;
•	requiring the executive to relocate;
•	failing to reappoint or reelect the executive to his current corporate offices;
•	requesting the executive to participate in an unlawful act; or
•	breaching any of our obligations that are not cured after notice.
Mr. Zorn’s agreement contains restrictive covenants that prohibit him from: (1) working in a similar capacity for a competitive enterprise for one year from the date of termination of employment within any county or contiguous to any county in which we have an office or a branch; (2) soliciting or interfering with our customers for two years from the date of termination; and (3) soliciting or hiring our employees for two years from the date of termination.
Mr. Stevens’ agreement contains restrictive covenants that prohibit him from: (1) working in a similar capacity for a competitive enterprise for two years from the date of termination of employment within Will and Cook Counties, Illinois, any county in which we have an office or branch and any counties contiguous to any of those counties; (2) soliciting or interfering with our customers for two years from the date of termination; (3) interfering with our contractors and vendors for two years from the date of termination; and (4) soliciting or hiring our employees for two years from the date of termination.

Messrs. Duncan and Watson are parties to Change in Control Benefits Agreements with a term that expires December 31, 2009; however, the term is automatically extended for successive terms of one year unless either party elects not to further extend the term by providing written notice prior to November 30 of the year for which notice is given. If their employment is terminated within twelve months following a “change in control” for any reason other than death, disability, retirement or cause, or if they terminate their employment for good reason within twelve months following a “change in control”, then they are entitled to a lump sum severance payment equal to two times their “base amount” as defined in Section 280G of the Internal Revenue Code. The payment would be reduced by the full amount that such payment, when added to all other payments or benefits of any kind by reason of the “change in control”, constitutes an “excess parachute payment”. In the event their employment is terminated for any reason other than death, disability, retirement or cause prior to a “change in control”, they are entitled to receive a monthly severance benefit payable for twelve months equal to their salary for the preceding year divided by twelve.
These agreements define “cause” in substantially the same manner that the employment agreements for Messrs. Zorn and Stevens’ explained above define cause.
The agreement contains restrictive covenants that prohibit the parties for a period of two years from termination from: (1) soliciting or interfering with our customers; and (2) soliciting or hiring our employees.
As explained above, a number of the provisions of the foregoing agreements will not be operative for as long as we participate in the Capital Purchase Program.
Other Compensation Plans
Stock Option and Incentive Plans
During 2008, the committee issued awards only under the Equity Plan. The Equity Plan reserves a total of 600,000 shares of common stock that may be issued in awards in the form of stock options, restricted shares, performance shares and performance units, and SARs. The committee has broad discretion to determine the form and amounts of awards and to administer and interpret the plan. As of February 27, 2009, 135,889 shares of common stock were available for issuance under the Equity Plan. For additional information concerning the Equity Plan, see “PROPOSAL 5: AMENDMENT OF 2007 EQUITY INCENTIVE PLAN.”
401(k) Plan
We maintain a 401(k) plan for substantially all full-time and part-time employees. Employees may voluntarily contribute to the plan. Historically we have matched employee contributions in an amount equal to 100% of the employee’s contributions up to 3% of the employee’s compensation plus 50% of the employee’s contributions greater than 3% and up to 5% of the employee’s compensation. Beginning in April 2009, we have suspended any company match contribution. We may also make an additional profit sharing contribution to the plan, subject to the discretion of the Board of Directors. There was no profit sharing contribution made for 2008.

Compensation of Non-Employee Directors
The following table sets forth information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors during 2008.
2008 Board of Directors Compensation (1) (2)

	Fees Earned	Stock	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)	($) (3)	($) (4)	($)

Sandra Clark Berry	31,700	7,990	652	40,342

Robert L. Goocher	18,566	0	119	18,685

Dr. H. Ray Hoops	39,800	7,990	652	48,442

George D. Martin (5)	7,100	15,281	390	22,771

Thomas W. Miller	37,200	7,990	652	45,842

Arthur D. Pringle, III	33,000	1,914	355	35,269

Richard M. Stivers	38,000	7,990	652	46,642

Robert W. Swan	38,000	7,990	652	46,642

William E. Vieth (6)	25,166	7,990	639	33,795

Daniel T. Wolfe	35,700	7,990	652	44,342

(1)
Messrs. Vea and Stevens, who are also directors, are not included in this table because they do not receive any additional compensation for their services as a director. As named executive officers, Messrs. Vea and Stevens’ compensation for 2008 is shown in the Summary Compensation Table on page 37 of this proxy statement.

(2)	No stock option awards were granted to non-employee directors during 2008. As of December 31, 2008, no stock option awards were outstanding to non-employee directors.

(3)
Represents the compensation cost we recognized during 2008 for restricted stock awards in accordance with SFAS 123(R). Restricted stock awards to non-employees are not subject to forfeiture. Valuation assumptions used to compute this cost are contained in Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

As of December 31, 2008, the aggregate number of shares of restricted stock held by each non-employee director was 1,382, with the exception of Messrs. Goocher and Pringle. Mr. Goocher held 625 shares and Mr. Pringle held 1,115 shares. Messrs. Martin and Vieth’s shares vested on the date they ceased serving on the Board of Directors.

(4)	Represents dividends paid in 2008 on unvested restricted stock awards.

(5)	Mr. Martin’s term as director expired on April 16, 2008.

(6)	Mr. Vieth resigned from the Board of Directors on July 31, 2008.

Narrative Discussion
The committee reviews director compensation and makes recommendations for any changes to the full Board. Director compensation did not change in 2008. In 2008, each non-employee director received compensation as follows:
Annual Retainer:
•	$12,000 restricted stock award, prorated for any partial year of service. (If restricted shares are not available, the annual retainer will be paid in cash.)

•	$12,000 cash retainer payable in four quarterly payments, prorated for any partial year of service.
Meeting Fees:
•	$900 cash fee for each Board of Directors meeting attended.
•	$600 cash fee for each committee meeting attended.
Presiding Independent Director/Committee Chair Fees:
•	$2,000 fee payable in four quarterly payments to Presiding Independent Director.
•	$2,000 fee payable in four quarterly payments to committee chairs.
Other:
•	$900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.
During 2008, Mr. Goocher received 625 shares of restricted stock and all other non-employee directors received 850 shares of restricted stock. The restricted stock awards vest in three equal annual installments beginning April 16, 2009 for all non-employee directors or in full on the date he or she is no longer serving as a director.
Our Corporate Governance Principles provide that directors and executive officers are expected to own specified amounts of our common stock. Directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. Based on the recommendation of the Compensation and Nominating and Governance Committees, the Board approved setting a new five year timetable for which current directors are to meet the stock ownership requirements by the end of 2013.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
The date by which shareholder proposals must be received for inclusion in the proxy materials relating to the 2010 annual meeting of shareholders is November 17, 2009. Our Bylaws provide that shareholders are required to give advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting. With respect to annual meetings, the Bylaws generally provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as director or directors or properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary not less than 90 days prior to the annual meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. These advance notice and eligibility provisions are set forth in Article II, Section 9, and Article III, Section 8 of our Bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to Secretary, Integra Bank Corporation, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Copies of these documents incorporated by reference are delivered to shareholders with this proxy statement. This proxy statement incorporates important business and financial information about us from other documents that are not included in this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through the SEC at its website, www.sec.gov, by written request to Gretchen Dunn, Investor Relations, Integra Bank Corporation, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868, or by telephone at (812) 464-9677. If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

EXHIBIT A
INTEGRA BANK CORPORATION
2007 EQUITY INCENTIVE PLAN
(As proposed to be amended)1
1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining officers, directors and key employees of the Company and its Affiliates.
2. Definitions. The following definitions are applicable to the Plan:
“Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Code sections 424(e) and (f), respectively.
“Award” means the grant by the Committee of Incentive Stock Options, Non-Qualified Stock Options, Restricted Shares, Performance Shares, Performance Units, Stock SARs or any combination thereof, as provided in the Plan.
“Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.
“Base Value” means, with respect to a Stock SAR, the Market Value of a Share on the date of grant of the Stock SAR.
“Board” means the Board of Directors of the Company.
“Cause” means, in connection with a Participant’s termination of service, theft or embezzlement from the Company or any Affiliate, violation of a material term or condition of employment, disclosure of confidential information of the Company or any Affiliate, conviction of the Participant of a crime of moral turpitude, stealing of trade secrets or intellectual property owned by the Company or any Affiliate, any act by the Participant in competition with the Company or any Affiliate, or any other act, activity or conduct of a Participant which in the opinion of the Board is adverse to the best interests of the Company or any Affiliate.
“Change in Control” means each of the events set forth in any one of the following paragraphs:
(i) The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty-five percent (35%) or more of that combined voting power; (B) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this definition are satisfied;

[1]	Deletions are indicated by strikeout and additions are indicated by underline.

(ii) The replacement of a majority of members of the Company’s Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election;
(iii) A reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;
(iv) A complete liquidation or dissolution of the Company; or
(v) The sale or other disposition of all or substantially all of the assets of the Company, other than any of the following dispositions: (A) to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (y) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; (B) to a shareholder of the Company in exchange for or with respect to its stock; (C) to a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all outstanding stock of the Company; or (D) to an entity, at least fifty percent (50%) or more of the total value or voting power of which is owned, directly or directly, by the Company or by a Person described in (C).
Despite any other provision of this definition to the contrary, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations.

“Code” means the Internal Revenue Code of 1986, as amended, and its interpretive regulations.
“Committee” means the Compensation Committee appointed by the Board pursuant to Section 3 of the Plan.
“Company” means Integra Bank Corporation, an Indiana corporation.
“Continuous Service” means, in the case of an Employee, the absence of any interruption or termination of service as an Employee of the Company or an Affiliate; and in the case of an individual who is not an Employee, the absence of any interruption or termination of the service relationship between the individual and the Company or an Affiliate. Service will not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of a Participant’s transfer between the Company and an Affiliate or any successor to the Company.
“Director” means any individual who is a member of the Board.
“Disability” means total and permanent disability as determined by the Committee pursuant to Code section 22(e)(3).
“EBITDA” means earnings before interest, taxes, depreciation and amortization.
“Employee” means any person, including an officer, who is employed by the Company or any Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Price” means the price per Share at which the Shares subject to an Option may be purchased upon exercise of the Option.
“Incentive Stock Option” means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan that is intended to qualify under Code section 422.
“Market Value” means the price at which the Shares were last sold on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of Shares on the Nasdaq Global Market, or, if the Shares are not listed on the Nasdaq Global Market, on the principal exchange on which the Shares are listed for trading, or, if the Shares are not then listed for trading on any exchange, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by NASDAQ or any similar system then in use, or, if no such quotations are available, the fair market value on such date of one Share as the Committee shall determine.
“Non-Qualified Stock Option” means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan, which option is not intended to qualify under Code section 422.
“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
“Participant” means any individual selected by the Committee to receive an Award.
“Performance Cycle” means the period of time, designated by the Committee, over which the achievement of any Performance Goals are to be measured.

“Performance Goals” means any one or more of the following financial criteria which may be determined on a Company-wide, departmental, divisional or regional basis and which may be measured by using average amounts for the criteria, in absolute terms, by reference to internal targets or by comparison to a group of other companies designated by the Committee:
•	Return on assets

•	Return on equity

•	Return on capital

•	Return on revenues

•	Cash return on tangible equity

•	Net income

•	Operating income

•	Efficiency ratio

•	Loan portfolio growth

•	Core deposit growth

•	Cash flow

•	Book value

•	Stock price performance

•	Earnings per share

•	Price earnings ratio

•	Credit quality

•	Net interest margin

•	Non-interest income

•	Core earnings

•	Total shareholder return
“Performance Shares” means Shares awarded pursuant to Section 13 of the Plan.
“Performance Unit” means an Award granted to a Participant pursuant to Section 13 of the Plan.
“Plan” means the Integra Bank Corporation 2007 Equity Incentive Plan.
“Reorganization” means the liquidation or dissolution of the Company, or any merger, consolidation or combination of the Company (other than a merger, consolidation or combination in which the Company is the continuing entity and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property or any combination thereof).
“Restricted Period” means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 12 of the Plan with respect to Restricted Shares.
“Restricted Shares” means Shares that have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 12 of the Plan, so long as such restrictions are in effect.
“Retirement” means, in the case of an Employee, a termination of Continuous Service by reason of the Employee’s retirement on or after the Employee’s 55th birthday if the Employee has completed five years of Continuous Service.
“Securities Act” means the Securities Act of 1933, as amended.
“Shares” means the shares of common stock, no par value, of the Company.
“Stock SARs” means an Award granted pursuant to Section 14 of the Plan.

3. Administration; Performance Conditions. The Plan will be administered by the Compensation Committee of the Board of Directors, which will consist of two or more members of the Board, each of whom will be a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” as provided under Code section 162(m). The members of the Committee will be appointed by the Board. Except as limited by the express provisions of the Plan, the Committee will have sole and complete authority and discretion to (a) select Participants and grant Awards; (b) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (c) determine the terms and conditions upon which Awards will be granted under the Plan; (d) prescribe the form and terms of Award Agreements; (e) establish procedures and regulations for the administration of the Plan; (f) interpret the Plan; and (g) make all determinations deemed necessary or advisable for the administration of the Plan.
A majority of the Committee will constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, will be acts of the Committee. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
The Committee may delegate to one or more other directors of the Company, including directors who do not qualify as “non-employee directors,” the authority, subject to such terms and limitations as the Committee shall determine and guidelines set forth in Plan to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any delegation shall conform with the requirements of applicable law and with the requirements, if any, of the National Association of Securities Dealers, Inc. or any exchange on which the Company’s Shares may be traded.
The Committee may condition any Award, other than an Award of Incentive Stock Options, upon the achievement of any one or more of the Performance Goals measured over a Performance Cycle designated by the Committee.
4. Participants. The Committee may select from time to time Participants in the Plan from those officers, Directors, and Employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates.
5. Substitute Options. In the event the Company or an Affiliate consummates a transaction described in Code Section 424(a), persons who become Employees or Directors on account of such transaction may be granted Options in substitution for Options granted by the former employer. The Committee, in its sole discretion and consistent with Code Section 424(a) shall determine the Exercise Price of the substitute Options, but in no event shall the Exercise Price of the substitute Options be lower than the Market Value, as of the date that the substitute Options are granted, of the Shares that may be purchased pursuant to the substitute Options.
6. Shares Subject to Plan, Limitations on Grants and Exercise Price. Subject to adjustment by the operation of Section 16 hereof:
(a) The maximum number of Shares that may be issued with respect to Awards made under the Plan is ~~600,000~~1,000,000 Shares, no more than 100,000 of which may be issued pursuant to Awards granted in the form of Incentive Stock Options~~, and no more than 300,000 of which may be issued pursuant to Awards granted in the form of Restricted Shares, Performance Shares, Performance Units, or Stock SARs~~. The number of Shares that may be granted under the Plan to any Participant during any year under all forms of Awards will not exceed 200,000 Shares.
(b) The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued Shares or issued Shares heretofore or hereafter reacquired and held as treasury Shares. Any Award that expires, terminates or is surrendered for cancellation, or with respect to Restricted Shares, which is forfeited (so long as any cash dividends paid on such Shares are also forfeited), may be subject to new Awards under the Plan with respect to the number of Shares as to which a termination or forfeiture has occurred. Additionally, Shares that are withheld by the Company or delivered by the Participant to the Company in order to satisfy payment of the Exercise Price or any tax withholding obligation and Shares granted pursuant to an Award Agreement which is subsequently settled in cash rather than Shares, may be subject to new Awards under the Plan.
(c) Notwithstanding any other provision under the Plan, the Exercise Price for any Incentive Stock Option awarded under the Plan may not be less than the Market Value of the Shares.

(d) In connection with the granting of an Award, the number of Shares available for issuance under this Plan shall be reduced by the number of Shares in respect of which the Award is granted or denominated; provided, however, that, with respect to a Stock SAR, the number of Shares available for issuance under this Plan shall be reduced only by the number of Shares issued in settlement.
(e) If any Option is exercised by tendering previously acquired Shares to the Company as full or partial payment of the Exercise Price, the number of Shares available for issuance under this Plan shall be increased by the number of Shares so tendered.
(f) Whenever any outstanding other Award (or portion thereof) shall expire, lapse, be cancelled, or is otherwise terminated for any reason, without having been exercised or payment having been made in respect of the entire Award, the Shares allocable to the expired, lapsed, cancelled, settled or otherwise terminated portion of the Award may again be the subject of other Awards granted under this Plan.
7. General Terms and Conditions of Options.
(a) The Committee will have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and to prescribe the terms and conditions (which need not be identical among Participants) of the Options; provided, however, that the Committee shall not enter into any Award Agreement that includes terms or conditions that would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A. Each Option will be evidenced by an Award Agreement that will specify: (i) the Exercise Price, (ii) the number of Shares subject to the Option, (iii) the expiration date of the Option, (iv) the manner, time and rate (cumulative or otherwise) of exercise of the Option, (v) the restrictions, if any, to be placed upon the Option or upon Shares that may be issued upon exercise of the Option, (vi) the conditions, if any, under which a Participant may transfer or assign Options, and (vii) any other terms and conditions as the Committee, in its sole discretion, may determine.
(b) The Committee shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Award Agreement to reduce the Exercise Price. Furthermore, no Option shall be cancelled and replaced with an Option having a lower Exercise Price without further approval of the shareholders of the Company.
8. Exercise of Options.
(a) Except as provided in Section 18, an Option granted under the Plan will be exercisable only by the Participant, and except as provided in Section 9 of the Plan, no Option may be exercised unless at the time the Participant exercises the Option, the Participant has maintained Continuous Service since the date of the grant of the Option.
(b) To exercise an Option under the Plan, the Participant must give written notice to the Company specifying the number of Shares with respect to which the Participant elects to exercise the Option together with full payment of the Exercise Price. The date of exercise will be the date on which the notice is received by the Company. Payment may be made either (i) in cash (including check, bank draft or money order), (ii) by tendering Shares already owned by the Participant for at least six (6) months prior to the date of exercise and having a Market Value on the date of exercise equal to the Exercise Price, (iii) through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares issuable upon exercise of the Option and the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company to cover the Exercise Price, or (iv) by any other means determined by the Committee in its sole discretion.

9. Termination of Options. Unless otherwise specifically provided elsewhere in the Plan or by the Committee in the Award Agreement or any amendment thereto, Options will terminate as provided in this Section.
(a) Unless sooner terminated under the provisions of this Section, Options will expire on the earlier of the date specified in the Award Agreement or the expiration of ten (10) years from the date of grant.
(b) If the Continuous Service of a Participant is terminated for reason of Retirement, the Participant may exercise all Options that are vested or that vest in full within the period of thirty-six months (36) months immediately succeeding the Participant’s Retirement. Any unvested Options remaining at the end of the 36-month post-retirement period will be forfeited by the Participant.
(c) If the Continuous Service of a Participant is terminated for Cause, all rights under any Options granted to the Participant will terminate immediately upon the Participant’s cessation of Continuous Service, and the Participant will (unless the Committee, in its sole discretion, waives this requirement) repay to the Company within ten (10) days the amount of any gain realized by the Participant upon any exercise of an Option, awarded under the Plan, within the 90-day period prior to the cessation of Continuous Service.
(d) If the Continuous Service of a Participant is terminated voluntarily by the Participant for any reason other than death, Disability, or Retirement, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the period of three (3) months immediately succeeding the Participant’s cessation of Continuous Service, and in no event after the applicable expiration dates of the Options.
(e) If the Continuous Service of a Participant is terminated by the Company without Cause, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the period of three (3) months immediately succeeding the Participant’s cessation of Continuous Service, and in no event after the applicable expiration dates of the Options; provided, however, that if a Participant is terminated by the Company without Cause within twelve months after a Change in Control, such Participant may exercise outstanding Options to the extent he or she was entitled to exercise the Options at the date of cessation of Continuous Service, within the period of one (1) year immediately succeeding the cessation of Continuous Service but in no event after the applicable expiration dates of the Options.
(f) In the event of the Participant’s death or Disability, all Options heretofore granted and not fully exercisable will become exercisable in full and the Participant or the Participant’s beneficiary, as the case may be, may exercise such Options within the period of one (1) year immediately succeeding the Participant’s cessation of Continuous Service by reason of death or Disability, and in no event after the applicable expiration date of the Options.
(g) Notwithstanding the provisions of the foregoing paragraphs of this Section 9, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of the cessation of Continuous Service, to the extent permitted by applicable federal and state law. Additionally, notwithstanding the provisions of the foregoing paragraphs of this Section 9, the Committee may, in its sole discretion, allow the exercise of an expired Option if the Committee determines that: (i) the expiration was solely the result of the Company’s inability to execute the exercise of an Option due to conditions beyond the Company’s control, and (ii) the Participant made valid and reasonable efforts to exercise the Award. In the event the Committee makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

10. Restrictive Covenants. In its discretion, the Committee may condition the grant of any Option under the Plan upon the Participant agreeing to reasonable covenants in favor of the Company and/or any Affiliate (including, without limitation, covenants not to compete, not to solicit employees and customers, and not to disclose confidential information) that may have effect following the termination of employment with the Company or any Affiliate, and after the Option has been exercised, including, without limitation, the requirement to disgorge any profit, gain or other benefit received upon exercise of the Option prior to any breach of any covenant.
11. Incentive Stock Options.
(a) Incentive Stock Options may be granted only to Participants who are Employees. Any provisions of the Plan to the contrary notwithstanding, (i) no Incentive Stock Option will be granted more than ten (10) years from the earlier of the date the Plan is adopted by the Board of Directors of the Company or approved by the Company’s shareholders, (ii) no Incentive Stock Option will be exercisable more than ten (10) years from the date the Incentive Stock Option is granted, (iii) the Exercise Price of any Incentive Stock Option will not be less than the Market Value per Share on the date such Incentive Stock Option is granted, (iv) any Incentive Stock Option will not be transferable by the Participant to whom such Incentive Stock Option is granted other than by will or the laws of descent and distribution and will be exercisable during the Participant’s lifetime only by such Participant, (v) no Incentive Stock Option will be granted that would permit a Participant to acquire, through the exercise of Incentive Stock Options in any calendar year, under all plans of the Company and its Affiliates, Shares having an aggregate Market Value (determined as of the time any Incentive Stock Option is granted) in excess of $100,000 (determined by assuming that the Participant will exercise each Incentive Stock Option on the date that such Option first becomes exercisable), and (vi) no Incentive Stock Option may be exercised more than three (3) months after the Participant’s cessation of Continuous Service (one (1) year in the case of Disability) for any reason other than death. Notwithstanding the foregoing, in the case of any Participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, the Exercise Price of any Incentive Stock Option will not be less than 110% of the Market Value per Share on the date such Incentive Stock Option is granted and such Incentive Stock Option shall not be exercisable more than five years from the date such Incentive Stock Option is granted.
(b) Notwithstanding any other provisions of the Plan, if for any reason an Option granted under the Plan that is intended to be an Incentive Stock Option fails to qualify as an Incentive Stock Option, such Option will be deemed to be a Non-Qualified Stock Option, and such Option will be deemed to be fully authorized and validly issued under the Plan.
12. Terms and Conditions of Restricted Shares. The Committee will have full and complete authority, subject to the limitations of the Plan, to grant Awards of Restricted Shares and to prescribe the terms and conditions (which need not be identical among Participants) in respect of the Awards. Unless the Committee otherwise specifically provides in the Award Agreement, an Award of Restricted Shares will be subject to the following provisions:
(a) At the time of an Award of Restricted Shares, the Committee will establish for each Participant a Restricted Period during which, or at the expiration of which, the Restricted Shares will vest. Subject to paragraph (e) of this Section, the Participant will have all the rights of a shareholder with respect to the Restricted Shares, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares. The Committee will have the authority, in its discretion, to accelerate the time at which any or all of the restrictions will lapse with respect to any Restricted Shares prior to the expiration of the Restricted Period, or to remove any or all restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of the Restricted Period.
(b) Subject to Section 17, if a Participant ceases Continuous Service for any reason other than death or disability, before the Restricted Shares have vested, a Participant’s rights with respect to the unvested portion of the Restricted Shares will terminate and be returned to the Company.
(c) Subject to Section 17, if a Participant ceases Continuous Service by reason of death or Disability before any Restricted Period has expired, the Restricted Shares will become fully vested.

(d) Each certificate issued in respect to Restricted Shares will be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and will bear the following (or a similar) legend:
“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Integra Bank Corporation 2007 Equity Incentive Plan, and an Award Agreement entered into between the registered owner and Integra Bank Corporation. Copies of the Plan and Award Agreement are on file in the office of the Secretary of Integra Bank Corporation.”
(e) At the time of an Award of Restricted Shares, the Participant will enter into an Award Agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award.
(f) At the time of an Award of Restricted Shares, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on the Restricted Shares by the Company, or a specified portion thereof, will be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed with respect to the Restricted Shares, or (ii) the forfeiture of such Restricted Shares under paragraph (b) of this Section, and will be held by the Company for the account of the Participant until such time. In the event of deferral, there will be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends, together with accrued interest, will be made upon the earlier to occur of the events specified in (i) and (ii) of this paragraph. The Committee’s authority, however, to accelerate the lapse of restrictions or to remove restrictions on Restricted Shares, pursuant to paragraph (a) of this Section, shall not apply to accelerate the payment of any deferred dividends on the Restricted Shares.
(g) At the expiration of the restrictions imposed by this Section, the Company will redeliver to the Participant the certificate(s) and stock powers, deposited with the Company pursuant to paragraph (c) of this Section and the Shares represented by the certificate(s) will be free of all restrictions.
(h) No Award of Restricted Shares may be assigned, transferred or encumbered.
13. Performance Shares and Performance Units.
(a) The Committee, in its sole discretion, may from time to time authorize the grant of Performance Shares and Performance Units upon the achievement of performance goals (which may be cumulative and/or alternative) within a designated Performance Cycle as may be established, in writing, by the Committee based on any one or any combination of the Performance Goals.
(b) In the case of Performance Units, the Committee shall determine the value of Performance Units under each Award.
(c) As determined in the discretion of the Committee, performance goals may differ among Participants and/or relate to performance on a Company-wide or divisional basis.
(d) At such time as it is certified, in writing, by the Committee that the Performance Goals established by the Committee have been attained or otherwise satisfied within the Performance Cycle, the Committee will authorize the payment of Performance Shares or Performance Units in the form of cash or Shares registered in the name of the Participant, or a combination of cash and Shares, equal to the value of the Performance Shares or Performance Units at the end of the Performance Cycle. Payment shall be made in a lump sum no later than the 15th day of the third month following the end of the calendar year in which the applicable Performance Cycle ends.

(e) The grant of an Award of Performance Shares or Performance Units will be evidenced by an Award Agreement containing the terms and conditions of the Award as determined by the Committee. To the extent required under Code section 162(m), the business criteria under which Performance Goals are determined by the Committee will be resubmitted to shareholders for reapproval no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Plan.
(f) Subject to Section 17, if the Participant ceases Continuous Service before the end of a Performance Cycle for any reason other than Disability or death, the Participant will forfeit all rights with respect to any Performance Shares or Performance Units that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that if a Participant ceases Continuous Service before the end of a Performance Cycle by reason of Disability or death, the Participant will be entitled to a prorated payment with respect to any Performance Shares or Performance Units that were being earned during the Performance Cycle.
14. Stock SARs.
(a) The Committee may, from time to time, authorize the grant of stock appreciation rights that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan (“Stock SARs”). Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards.
(b) Upon exercise of vested Stock SARs, the following procedure will govern the determination of the number of Shares that settle the exercise of the Award:
(i) The number of Stock SARs exercised is multiplied by the dollar amount by which the Market Value of a Share of common stock on the date of exercise exceeds the Base Value of a Share.
(ii) A portion of the dollar amount calculated in Section 14(b)(i) is withheld for income tax purposes; the amount to be determined by the Committee consistent with federal and state income tax withholding guidelines.
(iii) The dollar amount remaining after the calculation in Section 14(b)(ii) is divided by the Market Value of a Share on the date of exercise to determine the number of Shares delivered to the Participant to settle the exercise of the Stock SARs. Such delivery of Shares will always be denominated in whole shares. The dollar value of any fractional Share resulting from the previous calculations is distributed to the Participant in the form of cash.
(c) Unless otherwise specifically provided elsewhere in the Plan or by the Committee in the Award Agreement or any amendment thereto, Stock SARs will terminate at the same times and upon the same terms and conditions as are provided for Options under Section 9.

15. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Company, the maximum aggregate number and class of Shares as to which Awards may be granted under the Plan and the number and class of Shares, and the exercise price of Options and Base Value of Stock SARs, with respect to which Awards theretofore have been granted under the Plan will be appropriately adjusted by the Committee to prevent the dilution or diminution of Awards. The Committee’s determination with respect to any adjustments will be conclusive. Any Shares or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Shares will be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing the Shares or other securities will be legended and deposited with the Company in the manner provided in Section 12 of this Agreement.
16. Effect of Reorganization. Unless otherwise provided by the Committee in the Award Agreement, Awards will be affected by a Reorganization as follows:
(a) If the Reorganization is a dissolution or liquidation of the Company then (i) the restrictions on Restricted Shares will lapse and (ii) each outstanding Option and Stock SAR Award will terminate, but each Participant to whom the Award was granted will have the right, immediately prior to the dissolution or liquidation, to exercise the Option or Stock SAR in full, notwithstanding the provisions of Section 11, and the Company will notify each Participant of such right within a reasonable period of time prior to any dissolution or liquidation.
(b) If the Reorganization is a merger or consolidation, upon the effective date of the Reorganization (i) each Participant will be entitled, upon exercise of an Option or Stock SAR in accordance with all of the terms and conditions of the Plan, to receive in lieu of Shares, shares or other securities or consideration as the holders of Shares are entitled to receive pursuant to the terms of the Reorganization; and (ii) each holder of Restricted Shares will be entitled to receive shares or other securities as the holders of Shares received which will be subject to the restrictions set forth in Section 12 (unless the Committee accelerates the lapse of such restrictions) and the certificate(s) or other instruments representing or evidencing the shares or other securities shall be legended and deposited with the Company in the manner provided in Section 12 of this Plan.
The adjustments contained in this Section and the manner of application of such provisions will be determined solely by the Committee.
17. Effect of Change of Control.
(a) If the Continuous Service of any Participant of the Company or any Affiliate is involuntarily terminated, for whatever reason, at any time within twelve (12) months after a Change in Control, unless the Committee has otherwise provided in the Award Agreement, (i) any Restricted Period with respect to an Award of Restricted Shares will lapse upon the Participant’s termination of Continuous Service and all Restricted Shares will become fully vested in the Participant to whom the Award was made; and (ii) with respect to Performance Shares and Performance Units, the Participant will be entitled to receive a prorata payment to the same extent as if the Participant ceases Continuous Service by reason of death or Disability under Section 13 of the Plan.
(b) If a tender offer or exchange offer for Shares (other than such an offer by the Company) is commenced, or if a Change in Control occurs, unless the Committee has otherwise provided in the Award Agreement, all Option and Stock SAR Awards theretofore granted and not fully exercisable will become exercisable in full upon the happening of such event and will remain exercisable in accordance with their terms; provided, however, that no Options or Stock SARs which have previously been exercised or otherwise terminated will become exercisable.
18. Assignments and Transfers. No Award nor any right or interest of a Participant in any Award under the Plan may be assigned, encumbered or transferred otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, set forth in an Award Agreement at the time of grant or thereafter, that the Award (other than Incentive Stock Options) may be transferred to members of the Participant’s immediate family, to one or more trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners. For this purpose, immediate family means the Participant’s spouse, parents, children, step-children, grandchildren and legal dependents. Any transfer of an Award under this provision will not be effective until notice of such transfer is delivered to the Company.

19. Employee Rights Under the Plan. No officer, Director, Employee or other person will have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant, and no officer, Director, Employee or other person will have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Company or any Affiliate. Neither the Plan nor any action taken under the Plan will be construed as giving any Employee any right to be retained in the employ of the Company or any Affiliate.
20. Delivery and Registration of Shares. The Company’s obligation to deliver Shares with respect to an Award will, if the Committee requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee will determine to be necessary or advisable to comply with the provisions of the Securities Act or any other applicable federal or state securities laws. It may be provided that any representation requirement will become inoperative upon a registration of the Shares or other action eliminating the necessity of the representation under the Securities Act or other state securities laws. The Company will not be required to deliver any Shares under the Plan prior to (a) the admission of such Shares to listing on any stock exchange or system on which Shares may then be listed, and (b) the completion of any registration or other qualification of the Shares under any state or federal law, rule or regulation, as the Company determines to be necessary or advisable.
21. Withholding Tax. Prior to the delivery of any Shares or cash pursuant to an Award, the Company has the right and power to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six months and having a value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount that the Committee determines, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined for these purposes. For these purposes, the value of the Shares to be withheld or delivered will be equal to the Market Value as of the date that the taxes are required to be withheld.
22. Deferrals. Notwithstanding any other provision of the Plan, the Committee may permit (upon timely election by the Participant) or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Shares, or the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals that satisfy the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.
23. Termination, Amendment and Modification of Plan. The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Code section 422 (or any other applicable law or regulation, including requirements of any stock exchange or quotation system on which the Company’s common stock is listed or quoted), shareholder approval of any Plan amendment will be obtained in the manner and to the degree as is required by the applicable law or regulation; and provided further, that no termination, amendment or modification of the Plan will in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted or the transferee of the Award.
24. Effective Date and Term of Plan. The Plan will become effective upon its adoption by the Board of Directors and shareholders of the Company. Unless sooner terminated pursuant to Section 22, no further Awards may be made under the Plan after April 18, 2017.

25. Code Section 409A.
(a) If as of the date his employment terminates, a Participant is a “key employee” within the meaning of Code Section 416(i), without regard to paragraph 416(i)(5) thereof, and if the Company has stock that is publicly traded on an established securities market or otherwise, any deferred compensation payments otherwise payable under this Plan because of his termination of Continuous Service (for reasons other than death or Disability) will be suspended until, and will be paid to the Participant on, the first day of the seventh month following the month in which the Participant’s last day of employment occurs. For purposes of this Plan, “deferred compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.
(b) The Plan and Award Agreements shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Plan or an Award Agreement would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.
26. Governing Law. Except as provided in Section 25, the Plan and Award Agreements will be construed in accordance with and governed by the internal laws of the State of Indiana. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.
27. Repricing of Options. Nothing in this Plan shall permit the repricing of any outstanding options other than (a) with the prior approval of the Company’s shareholders, or (b) pursuant to Sections 15 and 16. The foregoing restriction shall also apply to any other transaction which would be treated as a repricing of outstanding options under generally accepted accounting principles.
28. Prior Plans. Following the effective date of this Plan, the Company shall not make any additional awards under the Integra Bank Corporation 2003 Stock Option and Incentive Plan or the Integra Bank Corporation 1999 Stock Option and Incentive Plan.

21 S.E. THIRD STREET P.O. BOX 868 EVANSVILLE, IN 47705-0868
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Integra Bank Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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Integra Bank Corporation
Annual Meeting of Shareholders
Wednesday, April 15, 2009

Integra Bank
Worthington Room - Lower
Level 21 S.E. Third St.
Evansville, Indiana

9:30 a.m. CDT - Shareholders’ Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K are available at www.proxyvote.com.
Your vote is important.
Do not return this card if you have voted by telephone or by Internet.

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INTEGRA BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 15, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Martin M. Zorn and Roger M. Duncan, Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as below, all the shares of Common Stock of Integra Bank Corporation held of record by the undersigned on February 19, 2009, at the Annual Meeting of Shareholders to be held on April 15, 2009, or any adjournment thereof.
Unless you vote by telephone or by Internet, please mark, sign and date this proxy card on the reverse side and return it promptly in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting of Shareholders. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR all the director nominees and FOR proposals 2, 3, 4, 5 and 6. All former Proxies are hereby revoked.
Unless you have voted by telephone or by Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)